SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                             CURRENT REPORT PURSUANT
                          TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

         Date of report (Date of earliest event reported) March 5, 2003

                                EQUITY ONE, INC.
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             (Exact name of Registrant as specified in its charter)

                                    Maryland
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                 (State or other jurisdiction of Incorporation)


             001-13499                                  52-1794271
     -------------------------             ---------------------------------
      (Commission File Number)             (IRS Employer Identification No.)


           1696 N.E. Miami Gardens Drive, North Miami Beach, FL 33179
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                     (Address of principal executive office)


                                 (305) 947-1664
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               (Registrants Telephone Number, Including Area Code)


                                       N/A
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          (Former Name or Former Address, if Changed Since Last Report)

                                EQUITY ONE, INC.

                                    FORM 8-K

                                      Index


                                                                          Page
                                                                         ------

Item 5.  Other Events...................................................     1

Selected Consolidated Financial Data....................................     1

Management Discussion and Analysis of Financial Condition
       and Results of Operations........................................     4

     Liquidity and Capital Resources....................................     9

     Mortgage Indebtedness..............................................    12

     Inflation and Recession Consideration..............................    17

     Quantitative and Qualitative Disclosures About Market Risk.........    17

Index To Financial Statements

     Independent Auditors' Report.......................................   F-1

     Consolidated Balance Sheets........................................   F-2

     Consolidated Statements of Operations .............................   F-4

     Consolidated Statements of Comprehensive Income ...................   F-6

     Consolidated Statements of Stockholders' Equity ...................   F-7

     Consolidated Statements of Cash Flows .............................   F-8

     Notes to Consolidated Financial Statements.........................  F-10

Signature

Item 7. Exhibit

     23.1 Consent of Independent Accountants

ITEM 5.    OTHER EVENTS

     Equity One, Inc. is filing this Form 8-K, which includes the consolidated financial statements of Equity One, Inc. and subsidiaries (the "Company") as of December 31, 2002 and 2001 and for each of the three years in the period ended December 31, 2002, and reflects the impact of the reclassification of discontinued operations of depreciable rental property disposed of during the six-months ended June 30, 2003 or designated as held for sale as of June 30, 2003, in accordance with the requirements of Statements of Financial Accounting Standards ("SFAS") No. 144, Accounting for the Impairment or Disposal of Long Lived Assets. This Form 8-K also includes a revised Management's Discussion and Analysis of Financial Condition and Results of Operations and revised Selected Financial Data.

     We adopted the provisions of SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, effective January 1, 2002. This statement addresses financial accounting and reporting for the impairment or disposal of long-lived assets. It also retains the basic provision for presenting discontinued operations in the statement of operations but broadened the scope to include a component of an entity rather than a segment of a business. Pursuant to the definition of a component of an entity in the pronouncement, the sale of depreciable rental property is now considered a discontinued operation. In a period in which a component of an entity either has been disposed of or is classified as held for sale, the income statements for current and prior periods shall report the results of operations of the component, including any gain or loss recognized, as discontinued operations. The results of operations of the following depreciable rental properties disposed of through June 30, 2003 or classified as held for sale as of June 30, 2003, for which the Company has no significant continuing involvement, are reflected as discontinued operations in the accompanying consolidated financial statements.

                                                                  Square           Gross Sales
           Property             Location       Date Sold     Feet/Acres (ac)         Price
 -------------------------  ----------------  -----------    ----------------    --------------
 Eckerd Leesburg            Leesburg, FL      March 2003          12,739             $4,050
 Eckerd Melbourne           Melbourne, FL     March 2003          10,908              2,715
 Pompano (Lowe's)           Pompano, FL       April 2003          80,697              3,400
 Oak Square Joint Venture   Gainesville, FL   June 2003                -              2,230
                                                                                 --------------
                                                                                    $12,395
                                                                                 ==============

SELECTED FINANCIAL DATA

     The selected consolidated operating data and balance sheet data set forth below have been derived from our consolidated financial statements, including the consolidated financial statements for the years ended December 31, 2002, 2001 and 2000 contained elsewhere herein. The consolidated financial statements as of and for the years ended December 31, 2002, 2001 and 2000 have been audited by Deloitte & Touche LLP, independent auditors. The data set forth below should be read in conjunction with the consolidated financial statements and related notes, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this annual report.

                                                                Year Ended December 31,
                                     ----------------------------------------------------------------------
                                        2002           2001             2000         1999            1998
                                     ----------     ----------     ----------     ----------     ----------
                                         (in thousands other than per share, percentage and ratio data)
Statement of Operations
Data:(1)(2)
   Total revenues.................    $ 101,978      $  79,360      $  47,850      $  26,035      $  21,936
                                     ----------     ----------     ----------     ----------     ----------
   Property operating
    expenses......................       30,023         23,171         12,645          6,702          5,611
   Rental property depreciation
    and amortization..............       13,533         11,440          6,517          3,396          2,798
   Interest expense...............       22,368         20,770         12,348          4,851          4,667
   Amortization of deferred
    financing fees................          884          1,128            258            105            191
   Litigation settlement..........        2,067              -              -              -              -
   General and
    administrative expenses.......        6,649          3,553          2,559          1,622          1,381
                                     ----------     ----------     ----------     ----------     ----------
   Total costs and expenses.......       75,524         60,062         34,327         16,676         14,648
                                     ----------     ----------     ----------     ----------     ----------
   Other income (expense).........        1,968         (2,441)        (1,755)         3,718          1,320
                                     ----------     ----------     ----------     ----------     ----------
   Income from continuing               $28,422      $  16,857        $11,768      $  13,077      $   8,600
    operations....................
                                     ==========     ==========     ==========     ==========     ==========
   Net income                           $39,934      $  18,721        $12,555      $  13,589      $   9,065
                                     ==========     ==========     ===========    ==========     ==========
   Basic earnings per share:
    Income from continuing
    operations....................    $    0.87      $    0.75      $    0.82      $    1.21      $    0.96
                                     ==========     ==========     ==========     ==========     ==========
    Net income....................    $    1.22      $    0.83      $    0.88      $    1.26      $    1.01
                                     ==========     ==========     ==========     ==========     ==========
   Diluted earnings per share:
    Income from continuing
    operations....................    $    0.86      $    0.75      $    0.82      $ 1.21         $    0.95
                                     ==========     ==========     ==========     ==========     ==========
    Net income....................    $    1.20      $    0.83      $    0.87      $ 1.26         $    1.00
                                     ==========     ==========     ==========     ==========     ==========
                                                                                                 (continued)

                                                                Year Ended December 31,
                                     ----------------------------------------------------------------------
                                        2002           2001           2000           1999            1998
                                     ----------     ----------     ----------     ----------     ----------
                                         (in thousands other than per share, percentage and ratio data)
Balance Sheet Data: (2)
   Total rental properties,
     afteraccumulated
     depreciation.................    $ 678,431      $ 627,687      $ 483,699       $204,919      $ 138,623
   Total assets...................      730,069        668,536        542,817        212,497        152,955

 Mortgage notes payable...........      332,143        345,047        280,396         97,752         67,145
 Total liabilities................      375,969        386,400        317,392        120,079         71,737

 Minority interest in equity of
    consolidated subsidiary.......        3,869          3,869          3,875            989              -
 Minority interest in CEFUS.......            -              -         33,887              -              -
 Shareholders' equity.............      350,231        278,267        187,663         90,440         81,218

Other Data:(2)

   Funds from operations(3).......    $  45,487      $  29,848      $  19,266       $ 13,354      $  10,598
   Cash flows from:
     Operating activities.........       45,613         28,214         20,293         20,169          3,697
     Investing activities.........      (57,536)       (42,435)       (11,679)       (62,239)       (23,824)
     Financing activities.........       13,961         12,780         (6,694)        40,903         19,123

   GLA (square feet) at end of
     period.......................        8,530          8,637          3,169          2,836          2,078
   Occupancy at end of period.....          89%            86%            95%            95%            95%

   Dividends per share............    $    1.08      $    1.06      $    1.10      $    1.02      $    1.00

                                                                                                 (continued)

____________

(1)  Restated to reflect the reporting of discontinued operations.

(2) Prior year data has been reclassified to conform to the current periods' presentation.

(3) We consider Funds From Operations ("FFO") as defined by the National Association of Real Estate Investment Trusts ("NAREIT"), to be a widely used and appropriate supplemental measure of performance for equity REITs that provides a relevant basis for comparison among REITs. FFO, as defined by NAREIT, means net income determined in accordance with accounting principles generally accepted in the United States of America ("GAAP"), excluding gains (losses) from sales of rental property, adjustments for extraordinary items and cumulative effects of accounting changes, plus real estate related depreciation and amortization, minority interest and after adjustments for unconsolidated partnerships and joint ventures. We present FFO to assist investors in analyzing our performance. Our method of calculating FFO may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs. FFO (i) does not represent cash flows from operations as defined by GAAP, (ii) is not indicative of cash available to fund all cash flow needs and liquidity, including our ability to make distributions and (iii) should not be considered as an alternative to net income (determined in accordance with GAAP) for purposes of evaluating our operating performance.


                                                                Year Ended December 31,
                                      -----------------------------------------------------------------------
                                        2002           2001           2000           1999              1998
                                      ---------      ---------      ---------      ---------        ---------
                                                                     (in thousands)
Net Income........................... $  39,934        $ 18,721         $12,555        $13,589         $9,065
Rental property depreciation and
   amortization......................    13,810          11,665           6,534          3,483          2,845
Depreciation attributable to joint
   ventures..........................       647             238              33              -              -
Deferred income tax (benefit)
   expenses                                   -            (374)          1,071              -              -
Put option expense...................         -               -               -              -          1,320
Minority interest in consolidated
   subsidiary........................       101              99               -             96              -
Interest on convertible partnership
   units.............................       259             259              20              -              -
(Gain) loss on sale of real estate...    (9,264)            609              63         (3,814)        (2,632)
Minority interest in CEFUS share
   of FFO adjustments................         -          (1,369)         (1,010)             -              -
                                      -----------    ------------    ------------    -----------    -----------
FFO                                   $  45,487        $ 29,848         $19,266        $13,354        $10,598
                                      ===========    ============    ============    ===========    ===========


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

Overview

     The following should be read in conjunction with our consolidated financial statements, including the notes thereto, which are included elsewhere in this annual report.

     We operate as a real estate investment trust, or REIT, that principally acquires, renovates, develops and manages community and neighborhood shopping centers located predominately in high growth markets in the southern United States. Our shopping centers are primarily anchored by supermarkets or other necessity-oriented retailers such as drug stores or discount retail stores. As of December 31, 2002, our portfolio consisted of 88 properties, comprising 55 supermarket-anchored shopping centers, nine drug store-anchored shopping centers, 19 other retail-anchored shopping centers, one self-storage facility and four retail developments, as well as non-controlling interests in four unconsolidated joint ventures that own and operate commercial properties. Before giving effect to the IRT merger, as of December 31, 2002, our existing properties were located primarily in metropolitan areas of Florida and Texas, contained an aggregate of 8.5 million square feet of gross leasable area, and were 88.9% occupied based on gross leasable area; compared to 8.6 million square feet of gross leaseable area, and 86.2% occupied as of December 31, 2001.

     In September 2001, we acquired Centrefund Realty (U.S.) Corporation, or CEFUS, and United Investors Realty Trust, or UIRT. As a result of these acquisitions, we acquired 50 shopping centers and other retail properties which contained an aggregate of approximately 5.2 million square feet of gross leasable area. The acquisition of CEFUS has been accounted for on a push-down basis and partially in a manner similar to a pooling of interests. See the discussion of this policy in the section below entitled "Significant Accounting Policies and Estimates." The acquisition of UIRT was accounted for using the purchase method of accounting and the results of UIRT are included in our consolidated financial statements from the date we acquired it.

     During 2002, we sold an office building, an apartment complex, one 6.8-acre parcel of undeveloped land and six shopping centers that no longer meet our investment criteria. We also acquired six shopping centers, two free-standing drugstores and three parcels of undeveloped land totaling approximately 27.4 acres.

     On February 12, 2003, we completed our acquisition of IRT Property Company, or IRT, by statutory merger. As a result of the merger, we acquired 92 properties encompassing approximately 10 million square feet of gross leaseable area and including 66 supermarket anchored shopping centers, two drug store anchored shopping center, 21 other retail-anchored shopping centers an industrial property and two development projects. In connection with the merger, we paid aggregate cash consideration of approximately $181 million, issued approximately 17.5 million shares of our common stock valued at approximately $232 million and assumed approximately $337 million of mortgages, unsecured indebtedness and other liabilities, including $150 million of IRT's senior unsecured indebtedness.

     The merger is being accounted for as a purchase as such term is used under accounting principles generally accepted in the United States of America. Accordingly, IRT's consolidated results of operations will be included in our consolidated results of operations from the closing of the merger and our consolidated financial statements for 2002 fiscal year and earlier periods reported upon in this annual report do not reflect the effects of the merger.

     As a result of our recently completed merger with IRT Property Company, our property portfolio, as of March 20, 2003, consists of 179 properties, comprising 122 supermarket-anchored shopping centers, nine drug store-anchored shopping centers, 41 other retail-anchored shopping centers, one self-storage facility, one industrial and five retail developments, as well as non-controlling interests in four unconsolidated joint ventures that own and operate commercial properties. These properties are located in 12 states in the southern United States and contain an aggregate of 18.5 million square feet of gross leasable area, or GLA.

     We intend to continue to expand our business by acquiring and developing additional neighborhood and community shopping centers in the near future primarily through a combination of individual property acquisitions, development of new properties, property portfolio purchases and acquisitions of other REITs and real estate companies.

Critical Accounting Policies and Estimates

     Management's Discussion and Analysis of Financial Condition and Results of Operations provides additional information related to our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an ongoing basis, management evaluates and if necessary, adjusts its estimates and judgments, including those related to real estate and development assets, revenue recognition in conjunction with providing development, leasing and management services and equity in earnings of unconsolidated joint ventures. Management believes that the following critical accounting policies, among others, affect its more significant judgments and estimates used in the preparation of our consolidated financial statements.

     Real Estate Development Assets. We capitalize acquisition and construction costs, property taxes, interest and other miscellaneous costs that are directly identifiable with a project, from pre-acquisition until the time that construction is complete and the development is ready for its intended use, in accordance with Statement of Financial Accounting Standards ("SFAS") No. 67 and SFAS No. 34. We allocate the capitalized project costs to the various components of the project based on the components' relative fair value. Our cost allocation method requires the use of management estimates regarding the fair market value of each project component. Management bases its estimates on current market appraisals, comparable sales, existing sale and purchase contracts, historical experience, and various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the fair market value of real estate assets. Actual results may differ from these estimates and anticipated returns on a project, as well as the gain or loss on disposition of the individual project components, could vary significantly from estimated amounts.

     Management reviews long-lived assets used in operations for impairment when there is an event or change in circumstances that indicates that the carrying amount of the asset may not be recoverable and the future undiscounted cash flows expected to be generated by the asset are less than its carrying amount. If such asset is considered to be impaired, we record impairment losses and reduce the carrying amount of the impaired asset to an amount that reflects the fair value of the asset at the time impairment is evident. Our impairment review process relies on management's judgment regarding the indicators of impairment, the remaining life of the asset used to generate the asset's undiscounted cash flows, and the fair value of the asset at a particular point in time. Management uses historical experience, current market appraisals and various other assumptions to form the basis for making judgments about the impairment of real estate assets. Under different assumptions or conditions, the asset impairment analysis may yield a different outcome, which would alter the ultimate return on our assets, as well as the gain or loss on the eventual disposition of the asset.

     Revenue Recognition. We, as lessor, retain substantially all the risks and benefits of property ownership and account for our leases as operating leases. Revenue from percentage rent is recognized when tenants' reported sales have reached certain levels specified in the respective leases. Recoveries from tenants for real estate taxes and other operating expenses are recognized as revenue in the period when the applicable costs are incurred.

     Investments in Unconsolidated Joint Ventures. We do not consider ourselves to be in control of joint ventures when major business decisions require the approval of at least one other managing equity owner. Accordingly, we account for our joint ventures in which we do not retain unilateral control under the equity method.

     We calculate the equity in income or loss earned from our unconsolidated joint ventures based on each equity owners' economic ownership, which is estimated based on anticipated stabilized cash flows as they would be allocated to each equity owner based on how cash flow is distributed. Generally, under the terms of the respective joint venture agreements, net ordinary cash flow is distributed to each equity owner in accordance with such owner's equity ownership percentages.

     Accounting for Stock Options. We apply the intrinsic value method as prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations in measuring stock-based compensation, including options. Accordingly, no compensation expense has been recognized for options granted under our compensation plan as no grants were made at less than market value. In accordance with SFAS No. 123, Accounting for Stock-Based Compensation, compensation expense would be recognized based upon the fair value of the award at the grant date.

Discontinued Operations

     We adopted the provisions of SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, effective January 1, 2002. This standard addresses financial accounting and reporting for the impairment or disposal on long-lived assets. It also retained the basic provision for presenting discontinued operations in the income statement but broadened the scope to include a component of an entity rather than a segment of a business. Pursuant to the definition of a component of an entity in the pronouncement, the sale of depreciable rental property is now considered a discontinued operation. Accordingly, the results of operations of depreciable rental properties disposed of or classified as held for sale subsequent to January 1, 2003, for which we have no significant continuing involvement, are reflected as discontinued operations.

     The operations of the following addtional properties (disposed of during the six months ended June 30, 2003), have been reflected as discontinued operations in the consolidated financial statements for each of the three years in the period ended December 31, 2002, included herein:

                                                                    Square Feet/    Gross Sales
          Property                    Location        Date Sold         Acres          Price        Gain on Sale
--------------------------      -----------------   ------------    ------------   ------------    -------------
2003 Dispositions
--------------------------
Eckerd....................      Leesburg, FL             March          12,739        $  4,050          $   326
Eckerd....................      Melbourne, FL            March          10,908           2,715              177
                                                                                   ------------    -------------
 First quarter ..............................................................            6,765              503
                                                                                   ------------    -------------

Pompano...................      Pompano Beach, FL        April          80,697           3,400              470
Oak Square Joint Venture..      Gainesville, FL          June                -           2,230              901
                                                                                   ------------    -------------
Second quarter ..............................................................            5,630            1,371
                                                                                   ------------    -------------
     Total ..................................................................         $ 12,395          $ 1,874
                                                                                   ============    =============

Results of Operations

     We derive substantially all of our revenues from rents received from tenants under existing leases on each of our properties. These revenues include fixed rents, recoveries of expenses that we have incurred and which we pass through to the individual tenants and percentage rents that are based on specified percentages of tenants' revenues, in each case as provided in the particular leases.

     Our primary cash expenses consist of our property operating expenses, which include real estate taxes, repairs and maintenance, payroll, insurance, utilities and other expenses, general and administrative expenses, which include payroll, office expenses, professional fees and other administrative expenses, and interest expense, primarily on mortgage indebtedness. In addition, we incur substantial non-cash charges for depreciation and amortization on our properties. We also capitalize certain expenses, such as taxes and interest, incurred in respect of property under development or redevelopment until the property is ready for its intended use.

Year Ended December 31, 2002 Compared To Year Ended December 31, 2001

     Total revenues increased by $22.6 million, or 28.5%, to $102.0 million for the year ended December 31, 2002 from $79.4 million in 2001. This increase was primarily due to the increase in revenue of $16.2 million relating to the properties acquired in the UIRT transaction in September 2001, an increase of $4.2 million as a result of the 2002 acquisitions of six shopping centers and two drugstores, and an increase in same property revenues of $1.2 million, or 3.5%, to $36.3 million for the year ended December 31, 2002 from $34.6 million for the year ended December 31, 2001 primarily as a result of higher rental rates and occupancy. Revenues also increased for termination fees of $1.2 million and an increase in other income of $762,000. These increases were partially offset by a decrease in third party management and leasing fees of $649,000 and a decrease in investment income of $298,000.

     Property operating expenses increased by $6.8 million, or 29.6%, to $30.0 million for the year ended December 31, 2002 from $23.2 million for 2001. This increase was primarily due to an increase in property operating expenses of $3.1 million relating to properties acquired in the UIRT transaction. Operating expenses also increased by $1.3 million as a result of the property acquisitions mentioned above, an increase in same property operating expenses of $801,000, or 8.3%, to $10.4 million for the year ended December 31, 2002 from $9.6 million for the year ended December 31, 2001 as a result of higher operating costs. Included in property operating expenses, property management expenses increased by $1.6 million for the year ended December 31, 2002 compared to the year ended December 31, 2001 as a result of managing a larger portfolio of properties, of which $833,000 was due to an increase in salaries and benefits.

     Interest expense increased by $1.6 million, or 7.7%, to $22.4 million for the year ended December 31, 2002 from $20.8 million for 2001. Amortization of deferred financing fees decreased by $244,000, or 21.6% to $884,000 for the year ended December 31, 2002 from $1.1 million for 2001. The net increase in interest expense was primarily due to an increase in interest expense of $3.5 million relating to the assumption of mortgage loans in the acquisition of UIRT. In addition, interest increased $1.2 million from the closing of four new loans and increased $503,000 from higher average balances on the revolving credit facilities. These increases were partially offset by the repayment of nine loans which reduced interest by $1.9 million, an increase in capitalized interest of $273,000 related to increased development activity, lower interest rates on the variable rate mortgages which reduced interest incurred by $1.4 million and reduced interest on all other loans of $30,000.

     Rental property depreciation and amortization increased by $2.1 million, or 18.3%, to $13.5 million for the year ended December 31, 2002 from $11.4 million for 2001. This increase was primarily due to an increase in depreciation and amortization of $1.4 million relating to the acquisition of UIRT and a $700,000 increase related to property acquisitions and capital improvements.

     General and administrative expenses increased by $3.1 million, or 87.1%, to $6.6 million for the year ended December 31, 2002 from $3.5 million for 2001. The primary reason for the increase in general and administrative expenses relates to our growth, as reflected by an increase in compensation and employee related expenses of $1.8 million, an increase in professional fees of $332,000, the write-off of previously capitalized pre-acquisition due diligence costs for projects that did not materialize totaling $695,000, an increase in public relations costs of $223,000 and an increase in all other expenses of $46,000.

     During 2001, we recorded the following related to the acquisition of CEFUS: minority interest of $1.6 million, a loss on sale of real estate of $609,000 and a current and deferred income tax benefit of $967,000 which we no longer record because CEFUS operated as a C corporation rather than as a REIT. In addition, we prepaid a mortgage and incurred a loss on early debt extinguishment of $1.5 million. During 2002, we settled an outstanding mortgage note payable at less than fair value and recognized a gain on early debt extinguishment of $1.5 million. In addition, we settled a lawsuit which was related to one of the properties acquired from UIRT for $2.1 million, including legal fees. All other income/loss items primarily relate to earnings from joint ventures.

     Operating income from properties sold is reflected as discontinued operations for the years ended December 31, 2002 and 2001. The income was $2.2 million for 2002 and $1.9 million for 2001. The sale of these properties produced a gain of $9.3 million.

     As a result of the foregoing, net income increased by $21.2 million, or 113.3%, to $39.9 million for the year ended December 31, 2002 compared to $18.7 million for 2001.

Year Ended December 31, 2001 Compared To Year Ended December 31, 2000

     Total revenues increased by $31.5 million, or 65.9%, to $79.4 million for the year ended December 31, 2001 from $47.9 million in 2000. This increase was primarily due to an increase in revenues of $21.5 million resulting from the consolidation of the results of CEFUS for all of 2001 compared to the period from August 18, 2000 to December 31, 2000 for the prior year and an additional $6.0 million of revenues from the acquisition of UIRT in September 2001. In addition, revenues increased by $2.5 million for the year ended December 31, 2001 compared to 2000 as a result of our acquisition of two shopping centers and the completion of development projects in 2001 and the latter part of 2000. Same property revenues increased by $700,000, or 2.2%, to $33.5 million for the year ended December 31, 2001 from $32.1 million for the year ended December 31, 2000 as a result of higher rental rates and the completion of additions to some of our properties. Finally, investment revenue increased by $347,000 and management fees, consisting primarily of real estate services provided to third parties, increased by $567,000 for the year ended December 31, 2001 compared to the year ended December 31, 2000, partially offset by reduction of termination fees of $142,000.

     Property operating expenses increased by $10.6 million, or 83.2%, to $23.2 million for the year ended December 31, 2001 from $12.6 million for the year ended December 31, 2000. The increase in property operating expenses was primarily the result of $6.5 million of increased operating expenses from the consolidation of CEFUS for all of 2001 compared to the shorter period in 2000 and $1.8 million of operating expenses for UIRT from its acquisition date. In addition, operating expenses increased by $401,000 for the year ended December 31, 2001 compared to the year ended December 31, 2000 as a result of our acquisition of two shopping centers and the completion of development projects in 2001 and the latter part of 2000. Same property operating expenses increased by $300,000, or 3.6%, to $8.7 million for the year ended December 31, 2001 from $8.4 million for the year ended December 31, 2000 as a result of higher operating costs and the completion of additions to some of our properties. Finally, property management expenses increased by $1.6 million for the year ended December 31, 2001 compared to the year ended December 31, 2000 as a result of managing a substantially larger portfolio of properties, of which $1.1 million was due to an increase in employee salaries and benefits.

     Interest expense increased by $8.5 million, or 68.2%, to $20.8 million for the year ended December 31, 2001 from $12.3 million for the year ended December 31, 2000. Amortization of deferred financing fees increased by $870,000, or 337.2%, to $1.1 million for the year ended December 31, 2001 from $258,000 in 2001. The net increase in interest expense was primarily due to an increase in interest expense of $6.2 million on indebtedness assumed in connection with the acquisition of CEFUS and $1.2 million of interest expense on indebtedness assumed in connection with the acquisition of UIRT. In addition, interest expense increased for the year ended December 31, 2001 as compared to the year ended December 31, 2000 as a result of increased mortgage interest of $1.3 million from the assumption of two loans, the closing of two new loans and an increase of $218,000 in interest on convertible partnership units and decreased capitalized interest expense of $79,000. These increased interest expenses were partially offset by reductions of $644,000 due to decreased borrowing under our revolving credit facility with City National Bank of Florida.

     Rental property depreciation and amortization expense increased by $4.9 million, or 75.5%, to $11.4 million for the year ended December 31, 2001, from $6.5 million for the year ended December 31, 2000. The increase resulted primarily from depreciation and amortization expenses attributable to CEFUS and UIRT in the amounts of $3.4 million and $781,000, respectively, and $683,000 attributable to our acquisition of new properties and completion of new development.

     General and administrative expenses increased by $994,000, or 38.8%, to $3.6 million for the year ended December 31, 2001 from $2.6 million for the year ended December 31, 2000. The increase was primarily the product of our growth. Included in these expenses, compensation expenses increased by $245,000, directors' fees increased by $136,000, professional fees increased by $134,000, general and administrative costs increased by $76,000, and all other costs increased $403,000.

     Minority interest in CEFUS increased by $1.0 million to $1.6 million for the year ended December 31, 2001 from $603,000 for the year ended December 31, 2000. This increase was a result of the consolidation of CEFUS for the period from January 1 to September 19, 2001, subject to a minority interest as described above, compared to the shorter period in 2000. In addition, we recorded loss on extinguishment of debt of $1.5 million for the year ended December 31, 2001 as a result of the payment of a prepayment penalty in connection with the prepayment of a loan secured by one of our properties. The increase in equity in income of unconsolidated subsidiaries of $489,000 for the year ended December 31, 2001 relates primarily to our interest in the four joint ventures acquired in the CEFUS acquisition and is attributable to the inclusion of CEFUS's results for the full year in 2001, as well as commencement of operations at those properties upon completion of development.

     Operating   income  from  properties  sold  is  reflected  as  discontinued
operations for the years ended December 31, 2001 and 2000. The income was $1.9 million for 2001 and $787,000 in 2000.

     As a result of the foregoing, net income increased by $6.2 million, or 49.1%, to $18.7 million for the year ended December 31, 2001 compared to $12.5 million for the year ended December 31, 2000.

Liquidity and Capital Resources

     We anticipate that cash generated from operating activities will provide the necessary funds on a short-term basis for our operating expenses, interest expense, scheduled payments on outstanding indebtedness, recurring capital expenditures necessary to properly maintain the shopping centers and distributions to stockholders.

     During 2002, we generated cash from operations of $45.6 million, reflecting our net income of $39.9 million plus an add back for non-cash deductions to income, the most significant of which were depreciation and amortization of $14.9 million, partially offset by gain on debt extinguishment of $1.5 million and a gain on the disposal of real estate of $9.3 million. In addition, operating cash benefited from, among other items, a $4.1 million increase in accounts payable and accrued expenses and $943,000 of other liabilities, partially offset by an increase in accounts and other receivables and other assets of $3.4 million.

     We used $57.5 million of cash in investing activities, reflecting $85.5 million used for acquisitions of properties, payment of leasing costs of $1.7 million and escrowed funds on the sale of properties to utilize tax deferred exchanges for $4.2 million. These uses were partially offset by proceeds from the disposal of properties of $27.2 million, receipt of $871,000 in distributions received from joint ventures, proceeds from repayments of notes receivable of $5.1 million and $762,000 of proceeds from the sale of securities available for sale.

     We generated $14.0 million in cash from financing activities reflecting $66.5 million in net proceeds from issuance of common stock. This was partially offset by $11.2 million in repayments in excess of mortgage note borrowings, $4.4 million in net repayments on revolving credit facilities, $1.1 million in payments of financing fees and $35.8 million in cash dividends to shareholders.

     During 2002, we incurred cash payments for interest, net of capitalized interest, of $22.8 million. Capitalized interest, which includes interest for development properties and additions and renovations to rental properties, totaled $2.4 million.

     We expect to meet long-term liquidity requirements for maturing debt, non-recurring capital expenditures and acquisition, renovation and development of shopping centers from excess cash generated from operating activities, working capital reserves, additional borrowings under our existing credit facilities, long-term secured and unsecured indebtedness and through the issuance of additional equity or debt securities in the private or public markets.

     Our total mortgage notes payable at December 31, 2002 and 2001 consisted of the following:

                                                                          (in thousands)
  Mortgage Notes Payable                                              2002              2001
  ---------------------------------------------------------     --------------    --------------
  Fixed rate mortgage loans.................................      $  307,508        $  296,887
  Variable rate mortgage loans..............................          24,635            48,160
                                                                --------------    --------------
        Total mortgage notes payable........................      $  332,143        $  345,047
                                                                ==============    ==============

     Each of these loans is secured by a mortgage on one or more of our properties. As of December 31, 2002, the percentage of the total real estate cost of our properties that was encumbered by debt was 49.4%. For a more complete description of our mortgage indebtedness, see "Mortgage Indebtedness" below.

     The merger with IRT has increased our outstanding indebtedness, as of December 31, 2002, as follows:

     o Mortgage notes payable of approximately $136 million, bearing interest at an effective rate of 7.53%

     o Senior unsecured debt of $150 million, bearing interest at rates ranging from 7.25% to 7.84%

     o Revolving credit facility of $15 million, bearing interest at LIBOR plus 1.05%

     Certain of the mortgages on the merged company properties involving an aggregate principal amount of approximately $171 million contain prohibitions on transfers of ownership which may have been violated by our previous issuances of common stock or in connection with past acquisitions and may be violated by transactions involving our capital stock in the future. If a violation were established, it could serve as a basis for a lender to accelerate amounts due under the affected mortgage. We are in the process of obtaining the necessary consents from the lenders. Based on discussions with various lenders to date, current credit market conditions and other factors, we believe that such consents will be obtained or that the mortgages will not be accelerated. Accordingly, we believe that the ultimate outcome of this matter will not have a material adverse impact on our results of operations, financial condition or cash flows.

     On February 7, 2003 we entered into a $340 million unsecured revolving credit facility with a group of banks for which Wells Fargo Bank, National Association is the sole lead arranger and administrative agent. This facility bears interest at our option at (i) LIBOR plus 0.65% to 1.35%, depending on the credit ratings of our senior unsecured long term indebtedness or (ii) at the greater of (x) Wells Fargo's prime rate and (y) the Federal Funds Rate plus 0.5%. The facility also includes a competitive bid option which allows us to conduct auctions among the participating banks for borrowings in an amount not to exceed $150 million, a $25 million swing line facility for short term borrowings and a $20 million letter of credit commitment. The facility expires February 12, 2006 with a one year extension option. In addition, the facility contains customary covenants, including financial covenants regarding debt levels, total liabilities, interest coverage, EBITDA levels, unencumbered properties, permitted investments and others. The facility also prohibits stockholder distributions in excess of 95% of funds from operations calculated at the end of each fiscal quarter for the four fiscal quarters then ending. Notwithstanding this limitation, we can make stockholder distributions to avoid income taxes on asset sales. If a default under the facility exists, our ability to pay dividends would be limited to the amount necessary to maintain our status as a REIT unless the default is a payment default or bankruptcy event in which case we would be prohibited from paying any dividends. The facility is guaranteed by several of our wholly-owned subsidiaries. On February 12, 2003, the date of the IRT merger, we borrowed $175.0 million to fund $94.9 million for the cash portion of the IRT merger with the remaining funds prepaying a variable rate mortgage facility, both the Bank Leumi and our prior secured Wells Fargo revolving credit facilities, various other mortgage loans and transaction costs related to the IRT merger.

     As a result of our merger with IRT, we assumed IRT's obligations relating to $150 million principal amount of Senior Notes, bearing interest at fixed annual interest rates ranging from 7.25% to 7.84% and maturing between 2006 and 2012. One of the notes interest rate is dependent on our senior unsecured debt rating. These notes have also been guaranteed by several of our wholly-owned subsidiaries.

     We have debt and other liabilities outstanding after the merger with IRT in the aggregate amount of approximately $890 million.

     As of December 31, 2002, we had a $10.4 million credit agreement secured by four properties with City National Bank of Florida. In February 2003, this credit agreement was restructured to a $5 million unsecured credit agreement in connection with the execution of the new Wells Fargo facility.

     As of December 31, 2002, we had $30.0 million revolving line of credit with Bank Leumi Le-Israel B.M. In February 2003, this credit facility was retired with execution of the new Wells Fargo facility.

     As of December 31, 2002, we had a variable-rate revolving credit facility with Wells Fargo under which we could borrow up to $41.3 million against a borrowing base of six properties pledged to secure the facility. In February 2003, this credit facility was retired with the execution of the new Wells Fargo facility.

     As of December 31, 2002, we had accounts payable and accrued expenses outstanding of approximately $15 million relating to increased operating costs, real estate taxes and construction payables.

     Our debt level could subject us to various risks, including the risk that our cash flow will be insufficient to meet required payments of principal and interest, and the risk that the resulting reduced financial flexibility could inhibit our ability to develop or improve our rental properties, withstand downturns in our rental income or take advantage of business opportunities. In addition, because we currently anticipate that only a small portion of the principal of our indebtedness will be repaid prior to maturity, it is expected that it will be necessary to refinance the majority of our debt. Accordingly, there is a risk that such indebtedness will not be able to be refinanced or that the terms of any refinancing will not be as favorable as the terms of our current indebtedness.

     We have entered into a ground lease with a drug store and expect to commence development in early 2003 of a 25,000 square foot drug-store anchored shopping center on a parcel of land we already own at the northeast corner of S.W. 147th Avenue and Coral Way in Miami-Dade County, Florida at a total cost of $2.0 million. Development of phase three of the Shops at Skylake, totaling approximately 120,000 square feet is anticipated to be completed in late 2003 at an estimated cost of approximately $6.2 million. Development of 20,000 square feet of retail space on our four acre site at Port St. Lucie, Florida, adjacent to our Cashmere Corners retail Center, at a cost of $1.8 million is expected to be completed in late 2003. In addition, as of December 31, 2002, in order to complete the construction of other in progress development projects, we have committed to fund construction costs of $11.5 million. These obligations, comprise principally of construction contracts and are generally due as the work is performed. We expect to fund the costs of the development projects from cash flow from operations, borrowings under our various revolving credit facilities and other sources of cash.

     We believe, based on currently proposed plans and assumptions relating to our operations, that our existing financial arrangements, together with cash flows from operations, will be sufficient to satisfy our cash requirements for a period of at least twelve months. In the event that our plans change, our assumptions change or prove to be inaccurate or cash flows from operations or amounts available under existing financing arrangements prove to be insufficient to fund our expansion and development efforts or to the extent we discover suitable acquisition targets the purchase price of which exceed our existing liquidity, we would be required to seek additional sources of financing. There can be no assurance that any additional financing will be available on acceptable terms, or at all and any equity financing could be dilutive to existing shareholders. If adequate funds are not available, our business operations could be materially adversely affected.

     We believe that we qualify and intend to qualify as a REIT under the Internal Revenue Code. As a REIT, we are allowed to reduce taxable income by all or a portion of our distributions to stockholders. As distributions have exceeded taxable income, no provision for federal income taxes has been made. While we intend to continue to pay dividends to our stockholders, we also will reserve such amounts of cash flow, as we consider necessary for the proper maintenance and improvement of our real estate, while still maintaining our qualification as a REIT.

Mortgage Indebtedness

     The following table sets forth certain information regarding Equity One's mortgage indebtedness related to our properties as of December 31, 2002:

                                       Balance at                                              Balance
                                      December 31,    Interest                                  Due at
                                          2002         Rate(1)      Maturity Date              Maturity
                                      ------------   ----------   -----------------          ------------
                                                           (in thousands)
Fixed Rate Mortgage Debt
Lantana                                $   3,816        6.950%          March 2005              $  3,498
Benchmark                                  3,393        9.250%          July 2005                  3,170
Sterling Plaza                             4,083        8.750%        September 2005               3,794
Townsend Square                            4,922        8.500%         October 2005                4,703
Green Oaks                                 3,100        8.375%        November 2005                2,861
Melbourne Plaza                            1,792        8.375%        November 2005                1,654
Oak Hill(*)                                2,016        7.625%         January 2006                1,713
Walden Woods                               2,492        7.875%         August 2006                 2,071
Big Curve                                  5,552        9.190%         October 2006                5,059
Highland Square                            4,135        8.870%        December 2006                3,743
Park Northern                              2,377        8.370%        December 2006                1,963
University Mall                           12,680        8.440%        December 2006               11,922
Rosemeade                                  3,244        8.295%        December 2007                2,864
Colony Plaza                               3,053        7.540%         January 2008                2,834
Parkwood(2)                                6,277        7.280%         January 2008                5,805
Richwood(2)                                3,234        7.280%         January 2008                2,990
Commonwealth                               2,864        7.000%        February 2008                2,204
Mariners Crossing                          3,425        7.080%          March 2008                 3,154
Pine Island/Ridge Plaza                   25,274        6.910%          July 2008                 23,104
Forestwood                                 7,425        5.070%         January 2009                6,406
Shoppes of Northport                       4,201        6.650%        February 2009                3,526
Prosperity Centre                          6,730        7.875%          March 2009                 4,137
Shoppes of Ibis                            6,031        6.730%        September 2009               4,680
Park Promenade                             6,360        8.100%        February 2010                5,833
Skipper Palms                              3,585        8.625%          March 2010                 3,318
Jonathan's Landing                         2,932        8.050%           May 2010                  2,639
Bluff's Square                            10,162        8.740%          June 2010                  9,401
Kirkman Shoppes                            9,596        8.740%          June 2010                  8,878
Ross Plaza                                 6,693        8.740%          June 2010                  6,192
Boynton Plaza                              7,561        8.030%          July 2010                  6,902
Pointe Royale                              4,763        7.950%          July 2010                  2,502
Plymouth Park East 1(3)                      154        8.250%         August 2010                   113
Plymouth Park East 2(3)                      463        8.250%         August 2010                   340
Plymouth Park North(3)                     8,260        8.250%         August 2010                 6,076
Plymouth Park South(3)                       617        8.250%         August 2010                   454
Plymouth Park Story North(3)                 380        8.250%         August 2010                   279
Plymouth Park West                         2,468        8.250%         August 2010                 1,816
Shops at Skylake                          14,964        7.650%         August 2010                11,644
Minyard's                                  2,546        8.320%        November 2010                2,175
Forest Village                             4,533        7.270%          April 2011                 4,039
Boca Village                               8,382        7.200%           May 2011                  7,466
Sawgrass Promenade                         8,382        7.200%           May 2011                  7,466
Plaza del Rey(*)                           2,202        8.125%        September 2011                 -
Lake Mary                                 24,763        7.250%        November 2011               21,973
Lake St. Charles                           3,911        7.130%        November 2011                3,461

Marco Island                               8,875        6.700%         January 2012                7,150
Cashmere                                   5,343        5.880%        November 2012                4,084
Eastwood                                   6,366        5.880%        November 2012                4,866
Meadows                                    6,690        5,870%        November 2012                5,113
Summerlin Square                           4,156        6.750%        February 2014                    -
Bird Ludlum                               10,857        7.680%        February 2015                    -
West Lake(*)                               4,979        7.875%          June 2016                    130
Atlantic Village(*)                        4,449        6.850%        November 2018                    -
                                      -----------    ----------    ---------------------

Total Fixed Rate Mortgage Debt (53
loans)                                   307,508         7.52%               6.37 years
                                                     ==========    =====================
                                                  (wtd-avg. rate)  (wtd-avg. maturity)

Variable Rate Mortgage Debt
Comerica/4 properties(4)(*)               24,635     LIBOR+150        February 2004             $ 24,635
                                      -----------
Total Mortgage Notes Payable             332,143
                                      -----------
Variable Rate Revolving Credit
Facilities

City National Bank(5)                          -     LIBOR+225           May 2003                      -
Bank Leumi(6)(*)                               -     LIBOR+125          March 2003                     -
Wells Fargo(7)(*)                         23,000     LIBOR+125        February 2005             $ 23,000
                                      -----------
Total Variable Rate Revolving Credit
Facilities                                23,000
                                      -----------
Total Debt                             $ 355,143
                                      ===========

_______________

(1)  The rate in effect on December  31,  2002.

(2) The mortgage balances for Parkwood and Richwood represent the future minimum lease payments (net of imputed interest) attributable to lease payments on these two properties, both of which are owned pursuant to capital lease obligations.

(3) All of the Plymouth loans are with Sun Life of Canada. In the case of Plymouth Park North and East, the collateral has been split into two parts; hence the two individual loans.

(4)  This Comerica  facility is secured by Grogans Mill  ($7,995),  Steeplechase
     ($6,305), Mission Bend ($6,370) and Beechcrest ($3,965). The floating interest rate is LIBOR plus 150 basis points. (*)

(5) This facility was authorized to $10,403 as of December 31, 2002, and was secured by Mandarin Mini-Storage, Skylake Phase III land, Beauclerc Village and East Bay Plaza. We have two, 364-day extension options for an extended maturity of May, 2005. This facility was restructured to a $5 million unsecured credit facility upon the execution of the $340 million credit facility with Wells Fargo.

(6) The Bank Leumi facility is secured by negative pledges on Ryanwood, Pompano, Southwest Walgreens, Bandera, Market at First Colony and Mason Park. (*)

(7) This facility is secured by Blanco Village, Oakbrook, Mandarin Landing, Hedwig, Bissonet and Spring Shadows. The rate on the facility is LIBOR plus a range of 115 to 150 depending on overall leverage. As of December 31, 2002, the rate was LIBOR+125.(*)

(*) These loans were repaid with proceeds from the equity private placement and new credit facility with Wells Fargo.

     Our mortgage and outstanding revolving credit facilities indebtedness outstanding at December 31, 2002 will require approximate balloon and scheduled principal payments as follows:

                                 Schedule
           Year Due            Amortization           Balloon Payments             Total
         ---------------     -----------------      --------------------    ---------------
               2003               $ 6,288                  $    -                 $ 6,288
               2004                 6,762                  24,635                  31,397
               2005                 7,040                  42,680                  49,720
               2006                 6,978                  26,470                  33,448
               2007                 6,855                   2,864                   9,719
               2008                 6,592                  40,104                  46,696
               2009                 5,977                  18,749                  24,726
               2010                 5,011                  68,564                  73,575
               2011                 3,716                  44,410                  48,126
               2012                 2,790                  21,212                  24,002
           Thereafter               7,316                     130                   7,446
                             -----------------      --------------------    ----------------
            Total                 $65,325                $289,818               $ 355,143
                             =================      ====================    ================

     The following table sets forth certain information regarding indebtedness related to our joint venture properties as of December 31, 2002:

                               Joint Venture Debt
                                   Balance at                                               Balance Due
                                December 31, 2002    Interest Rate       Maturity Date      at Maturity
                              --------------------   -------------       -------------      -----------
Joint Venture Debt
Park Place*                           $15,000          LIBOR+1.40%         April 2005          $15,000
City Centre                            12,983                8.54%         April 2010           11,989
Oaks Square                            16,642                7.63%       December 2010          15,011
________________________
*  Guaranteed by Equity One.

     The following table sets forth certain information regarding IRT's mortgage indebtedness related to the properties of IRT as of December 31, 2002:

                                                                                                Balance at
                                                  Interest                                     December 31,
          Description                               Rate         Maturity Date                   2002
-----------------------------------             -----------    -------------------          ----------------
Fixed Rate Debt                                                                              (in thousands)
   Mortgage notes payable:                                          June, 2005
     Elmwood Oaks                                    8.8%            May, 2011                    $  7,500
     Shoppes at Lago Mar                            7.50%           April, 2006                      5,293
     North Village Center                           8.13%           March, 2009                      1,677
     Tamarac Town Square                            9.19%          October, 2009                     6,284
     Spalding Village                               8.19%         September, 2010                   10,820
     Parkwest Crossing                              8.10%         September, 2010                    4,769
     Charlotte Square                               9.19%         February, 2011                     3,673
     Pine Ridge Square                              7.02%            May, 2011                       7,431
     Heritage Walk                                  7.25%            May, 2011                       7,101


     MacLand Pointe                                 7.25%            May, 2011                       5,918
     Riverside Square                               9.19%           March, 2012                      7,789
     Lutz Lake                                      6.28%         December, 2012                     7,500
     Village of Northshore                          9.00%           July, 2013                       4,411
     Treasure Coast                                 8.00%           April, 2015                      5,055
     Shoppes of Silverlakes                         7.75%           July, 2015                       2,924
     Grassland Crossing                             7.87%         December, 2016                     6,130
     Mableton Crossing                              6.85%          August, 2018                      4,245
     Douglas Commons                                6.50%         February, 2024                     5,220
     Paulding Commons                               6.50%         February, 2024                     6,805
     Wesley Chapel Crossing                         6.50%         February, 2024                     3,496
     Fairview Oaks                                  6.50%         February, 2024                     4,940
     Madison Centre                                 6.50%         February, 2024                     4,008
     Chastain Square                                6.50%         February, 2024                     4,008
     Daniel Village                                 6.50%         February, 2024                     4,381
     Siegen Village                                 6.50%         February, 2024                     4,428
     Interest Premium                                   -                -                           1,182
                                                                                             ---------------
   Mortgage notes payable                           7.53% (2)                                      136,988

Other Fixed Rate Debt:

7.84% Senior unsecured notes                        7.84%          January, 2012                    25,000

7.77% Senior unsecured notes                        7.77%           April, 2006                     50,000

7.25% Senior unsecured notes                        7.25%          August, 2007                     75,000
                                                                                             ---------------
       Total Fixed Rate Debt                        7.49%                                          286,988

Variable Rate Debt
   Revolving Credit Facility
      (LIBOR + 1.05%)                               2.71% (2)        May, 2005                      15,000
                                                                                             ---------------
Total debt                                          7.26% (2)                                     $301,988
                                                                                             ===============


(1) Although the Company owns a 49.5% interest in North Village Center, 100% of the mortgage is recorded for financial reporting purposes.

(2)  Average rates on outstanding loans as of December 31, 2002 where indicated.

     IRT's mortgage and outstanding revolving credit facilities indebtedness outstanding at December 31, 2002 will require approximate balloon and scheduled principal payments as follows:

                                         Scheduled            Balloon
                    Year Due:          Amortization           Payments              Total
          -------------------------   -----------------    ----------------     ----------------
            2003                               $2,965                   -              $ 2,965
            2004                                3,192                   -                3,192
            2005                                3,448             $22,500               25,948
            2006                                3,586              54,797               58,383
            2007                                3,773              75,000               78,773
                Thereafter                     50,715              82,012              132,727
                                      -----------------    ----------------     ----------------
                                              $67,679            $234,309             $301,988
                                      =================    ================     ================

     We may not have sufficient funds on hand to repay these balloon amounts at maturity. Therefore, we expect to refinance this indebtedness either through additional mortgage financing secured by individual properties or groups of properties, by unsecured private or public debt offerings or by additional equity offerings. Our results of operations could be affected if the cost of new debt is greater or lesser than existing debt. If new debt is not available, our business would be adversely affected.

New Accounting Standards

     In June 2001, the Financial Accounting Standards Board ("FASB") approved the issuance of SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets. These standards established accounting and reporting for business combinations. SFAS No. 141 requires all business combinations entered into subsequent to June 30, 2001 to be accounted for using the purchase method of accounting. SFAS No. 142 provides that goodwill and other intangible assets with indefinite lives will not be amortized, but will be tested for impairment at least annually. The Company adopted SFAS No. 142 on January 1, 2002 and no longer amortizes goodwill. The Company has performed an impairment test of the goodwill and other intangible assets as of January 1, 2002 and November 30, 2002 and has determined that the assets are not impaired.

     In August 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which supersedes, but does not replace, SFAS No. 121, Accounting for the Impairment of Long-Lived Assets to be Disposed Of, as well as other earlier related pronouncements, either in whole or in part. SFAS No. 144 is effective for financial statements issued for fiscal years beginning after December 15, 2001 and interim periods within those fiscal years, although earlier application is encouraged. The Company adopted SFAS No. 144 effective January 1, 2002 and has reflected the operations of property held for sale and disposed of properties as discontinued operations, along with any gain on dispositions.

     In April 2002, the FASB issued SFAS No. 145, Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections which rescinds FASB Statement No. 4, Reporting Gains and Losses from Extinguishment of Debt, and an amendment of that Statement, FASB Statement No. 64, Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements. It also rescinds FASB Statement No. 44, Accounting for Intangible Assets or Motor Carriers, and amends FASB Statement No. 13, Accounting for Leases. Finally SFAS No. 145 amends other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. The provisions related to the rescission of FASB Statement No. 4 and its amendment Statement No. 64 are effective for fiscal years beginning after May 15, 2002. The Company adopted SFAS No. 145 as of July 2002, and no longer reflects gains (losses) from extinguishment of debt as extra ordinary income.

     In June 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. This Statement requires recording costs associated with exit or disposal activities at their fair values when a liability has been incurred. Under previous guidance, certain exit costs were accrued upon management's commitment to an exit plan, which is generally before an actual liability has been incurred. Adoption of this Statement is to be applied prospectively to exit or disposal activities initiated after December 31, 2002.

     In November 2002, FASB issued FASB Interpretation No. 45 ("FIN 45"), Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Other's (an interpretation of FASB Statements No. 5, 57 and 107 and rescission of FASB Interpretation No. 34). FIN 45 clarifies the requirements of FASB Statement No. 5, Accounting for Contingencies. It requires that upon issuance of a guarantee, the guarantor must recognize a liability for the fair value of the obligation it assumes under that guarantee regardless of whether or not the guarantor receives separate identifiable consideration (i.e., a premium). We have adopted the new disclosure requirements, which are effective beginning with 2002 calendar year-end financials. FIN 45's provisions for initial recognition and measurement are effective on a prospective basis to guarantees issued or modified after December 31, 2002. The adoption of FIN 45 is not expected to have a material impact on our financial statements.

     In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation-Transition and Disclosure. This Statement provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation and amends the disclosure requirement of SFAS No. 123, Accounting for Stock-Based Compensation, to require prominent disclosure in both annual and interim financial statements about the method of accounting for stock-based employee compensation, description of the transition method utilized and the effect of the method used on reported results. SFAS No. 148 is effective for financial statements issued for fiscal years ending after December 15, 2002 and, as it relates to Opinion No. 28, Interim Financial Reporting, the interim periods beginning after December 15, 2002, although earlier application is encouraged. The Company applies the intrinsic value method as prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations in measuring stock-based compensation. The Company has adopted the disclosure requirements of SFAS No. 148 in its financial statements for 2002.

     In January 2003, FASB issued FASB Interpretation No. 46, Consolidation of Variable Interest Entities ("FIN 46"), an interpretation of ABR 51. FIN 46 provides guidance on identifying entities for which control is achieved through means other than through voting rights, variable interest entities ("VIE"), and how to determine when and which business enterprises should consolidate the VIE. In addition, FIN 46 requires both the primary beneficiary and all other enterprises with a significant variable interest in a VIE to make additional disclosures. The transitional disclosure requirements will take effect almost immediately and are required for all financial statements initially issued after January 31, 2003. The consolidated provisions of FIN 46 are effective immediately for variable interests in VIEs created after January 31, 2003. For variable interests in VIEs created before February 1, 2003, the provisions of FIN 46 are effective for the first interim period beginning after June 15, 2003. The adoption of FIN 46 is not expected to have a material impact on our financial statements.

Environmental Matters

     We are subject to numerous environmental laws and regulations. The operation of dry cleaning facilities at our shopping centers is the principal environmental concern. We believe that the tenants who operate these facilities do so in accordance with current laws and regulations and we have established procedures to monitor their operations. Additionally, we use all legal means to cause tenants to remove dry cleaning plants from our shopping centers. Where available, we have applied and been accepted into state sponsored environmental programs. We have also placed environmental insurance on specific properties with known contamination in order to mitigate our environmental risk. We believe that the ultimate disposition of currently known environmental matters will not have a material effect on our financial position, liquidity or operations.

Inflation and Recession Considerations

     Most of our leases contain provisions designed to partially mitigate the adverse impact of inflation. Most of our leases require the tenant to pay its share of operating expenses, including common area maintenance, real estate taxes and insurance, thereby reducing our exposure to increases in costs and operating expenses resulting from inflation. A small portion of our leases also include clauses enabling us to receive percentage rents based on a tenant's gross sales above predetermined levels, which sales generally increase as prices rise, or escalation clauses which are typically related to increases in the Consumer Price Index or similar inflation indices.

     Our financial results are affected by general economic conditions in the markets in which our properties are located. An economic recession, or other adverse changes in general or local economic conditions, could result in the inability of some of our existing tenants to meet their lease obligations and could otherwise adversely affect our ability to attract or retain tenants. Supermarkets, drugstores and other anchor tenants that offer day-to-day necessities rather than luxury items anchor our existing properties. These types of tenants, in our experience, generally maintain more consistent sales performance during periods of adverse economic conditions.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     The primary market risk to which we have exposure is interest rate risk. Changes in interest rates can affect our net income and cash flows. As changes in market conditions occur, interest rates can either increase or decrease, and interest expense from the variable component of our debt balances will move in the same direction. With respect to our investment portfolio, changes in interest rates generally do not affect our interest income as our investments are predominantly in equity securities. In addition, most of our mortgage notes payable currently have fixed interest rates and therefore changes in interest rates generally do not have a material effect on our operations. In addition, each of our revolving credit facilities have a variable-rate component and we may enter into additional variable-rate facilities in the future. Therefore, increases in interest rates could in the future have a materially adverse impact on our results of operations and cash flows. Moreover, increases in long-term real estate mortgage rates that may occur over a decade or more may decrease the overall value of real estate. We estimate the fair value of our long term, fixed rate mortgage loans generally using discounted cash flow analysis based on current borrowing rates for similar types of debt. At December 31, 2002, the fair value of the fixed rate mortgage notes payable was estimated to be approximately $348.5 million compared to a carrying value amount of approximately $307.5 million.

     If the weighted average interest rate on our fixed rate debt at December 31, 2002 were 100 basis points higher or lower, the fair market value would be approximately $293.2 million and approximately $323.4 million, respectively.

     If the weighted average interest rate on our variable rate debt at December 31, 2002 were 100 basis points higher or lower, annual interest expense would be increased or decreased by approximately $476,000.

     Our objective in managing our exposure to interest rate changes is to limit the impact of interest rate changes on earnings and cash flows. We may use a variety of financial instruments to reduce our interest rate risk, including interest rate swap agreements whereby we exchange our variable interest costs on a defined amount of principal for another party's obligation to pay fixed interest on the same amount of principal, or interest rate caps, which will set a ceiling on the maximum variable interest rate we will incur on the amount of debt subject to the cap and for the time period specified in the interest rate cap. As of December 31, 2002, we have no market risk sensitive instruments.

Off Balance Sheet Commitments

     We  have  off  balance  sheet  joint  ventures  and  other   unconsolidated
arrangements with varying structures. As of December 31, 2002, the Company's off balance sheet commitments were as follows:

     We have has aggregate revolving credit facilities available of $81.7 million of which $23.0 million was outstanding as of December 31, 2002.

     Letters of credit totaling $1.1 million have been provided as security for certain performance criteria.

     The Company's unconsolidated joint ventures have aggregate outstanding indebtedness of approximately $45 million, of which the Company has guaranteed a $15 million loan for one of the unconsolidated joint ventures. The Company's investment in these joint ventures is $7.4 million.

     The Company has committed to fund the construction costs of $11.5 million in order to complete our started development projects. These obligations comprise principally of construction contracts, are generally due as the work is performed and are expected to be financed by the available credit facilities.

     For more information regarding our off balance sheet joint ventures and other unconsolidated arrangements please refer to Note 4 of our Consolidated Financial Statements contained in this annual report and incorporated herein by reference.

EQUITY ONE, INC. AND SUBSIDIARIES

TABLE OF CONTENTS

                                                                        Page
                                                                 ------------

Independent Auditors' Report                                             F-1

Consolidated Balance Sheets                                        F-2 - F-3

Consolidated Statements of Operations                              F-4 - F-5

Consolidated Statements of Comprehensive Income                          F-6

Consolidated Statements of Stockholders' Equity                          F-7

Consolidated Statements of Cash Flows                              F-8 - F-9

Notes to the Consolidated Financial Statements                   F-10 - F-29

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Equity One, Inc.:


We have audited the accompanying consolidated balance sheets of Equity One, Inc. and subsidiaries (the "Company") as of December 31, 2002 and 2001, and the
related consolidated statements of operations, comprehensive income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2002 and 2001 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.

Deloitte & Touche LLP
Certified Public Accounts

Miami, Florida
February 17,  2003,  except for Note 14, as to which the date is September
12, 2003.

EQUITY ONE, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2002 AND 2001
(In thousands, except per share amounts)

                                                                                   2002         2001
                                                                                 ---------     ---------
                                    ASSETS
RENTAL PROPERTY:
   Land, buildings, and equipment .............................................  $ 664,157     $ 605,820
   Building improvements ......................................................     18,784        17,513
   Land held for development ..................................................     16,434        23,420
   Construction in progress .....................................................   19,489         5,416
                                                                                 ---------     ---------
                                                                                   718,864       652,169

   Less: accumulated depreciation .............................................    (40,433)      (28,031)
   Property held for sale .....................................................          -         3,549
                                                                                 ---------     ---------
      Rental property, net ....................................................    678,431       627,687

CASH AND CASH EQUIVALENTS .....................................................      2,944           906

CASH HELD IN ESCROW ...........................................................      5,933         1,715

SECURITIES AVAILABLE FOR SALE .................................................        921         1,681

 ACCOUNTS AND OTHER RECEIVABLES (net of allowances for doubtful
   accounts of $619 and $759 for 2002 and 2001, respectively) .................      7,053         5,262

NOTES RECEIVABLE ..............................................................      8,428         9,697

INVESTMENTS IN JOINT VENTURES .................................................      7,420         7,742

DEPOSITS ......................................................................      6,806         6,219

DEFERRED EXPENSES (net of accumulated amortization of $2,994 and
   $1,924 for 2002 and 2001, respectively) ....................................      5,263         3,883

GOODWILL ......................................................................      2,276         1,281

OTHER ASSETS ..................................................................      4,594         2,463
                                                                                 ---------     ---------
TOTAL .........................................................................   $730,069      $668,536
                                                                                 =========     =========
                                                                                              (continued)

EQUITY ONE, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2002 AND 2001
(In thousands, except per share amounts)

                                                                                   2002           2001
                                                                                 ---------     ---------
                     LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES:
NOTES PAYABLE
   Mortgage notes payable......................................................  $ 332,143     $ 345,047
   Revolving credit facilities.................................................     23,000        27,409
                                                                                 ---------     ---------
      Total notes payable......................................................    355,143       372,456

OTHER LIABILITIES
   Accounts payable and accrued expenses.......................................     14,760         8,987
   Tenant security deposits....................................................      4,342         4,090
   Other liabilities...........................................................      1,724           867
                                                                                 ---------     ---------
      Total liabilities........................................................    375,969       386,400
                                                                                 ---------     ---------
MINORITY INTEREST IN EQUITY OF CONSOLIDATED SUBSIDIARY.........................      3,869         3,869
                                                                                 ---------     ---------
COMMITMENTS AND CONTINGENT LIABILITIES

STOCKHOLDERS' EQUITY:
   Preferred stock, $0.01 par value - 10,000 shares authorized but unissued              -             -
   Common stock, $0.01 par value - 100,000 shares authorized, 34,540 and
      28,781 shares issued and outstanding for 2002 and 2001, respectively.....        345           288
   Additional paid-in capital..................................................    355,450       283,619
   Retained earnings...........................................................      5,969         1,808
   Accumulated other comprehensive loss........................................        (46)          (34)
   Unamortized restricted stock compensation...................................     (4,375)       (1,836)
   Notes receivable from issuance of common stock..............................     (7,112)       (5,578)
                                                                                 ---------     ---------
      Total stockholders' equity...............................................    350,231       278,267
                                                                                 ---------     ---------
TOTAL..........................................................................  $ 730,069     $ 668,536
                                                                                 =========     =========

See accompanying notes to the consolidated financial statements.                              (Concluded)

EQUITY ONE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000
(In thousands, except per share amounts)

                                                                          2002            2001            2000
                                                                       ------------   ------------    ------------
RENTAL INCOME:
    Minimum rental.................................................    $     72,536   $     57,076    $     34,572
    Expense recoveries.............................................          22,983         17,400           9,392
    Termination fees................................................          2,235          1,015           1,157
    Percentage rent payments........................................          1,507            967             746
                                                                       ------------   ------------    ------------
      Total rental income..........................................          99,261         76,458          45,867
MANAGEMENT FEES.....................................................            278            927             360
INVESTMENT INCOME..................................................           1,632          1,930           1,583
 OTHER INCOME......................................................             807             45              40
                                                                       ------------   ------------    ------------
      Total revenues................................................        101,978         79,360          47,850
                                                                       ------------   ------------    ------------
COSTS AND EXPENSES:
   Property operating expenses.....................................          30,023         23,171          12,645
   Interest expense................................................          22,368         20,770          12,348
   Amortization of deferred financing fees.........................             884          1,128             258
   Rental property depreciation and amortization....................         13,533         11,440           6,517
   Litigation settlement...........................................           2,067              -               -
   General and administrative expenses.............................           6,649          3,553           2,559
                                                                       ------------   ------------    ------------
       Total costs and expenses.....................................         75,524         60,062          34,327
                                                                       ------------   ------------    ------------
INCOME BEFORE GAIN/(LOSS) ON EXTINGUISHMENT OF
   DEBT, LOSS ON SALE OF REAL ESTATE, EQUITY IN
   INCOME OF JOINT VENTURES, MINORITY INTEREST IN
   EARNINGS OF CONSOLIDATED SUBSIDIARY, INCOME
   TAXES, MINORITY INTEREST IN CEFUS AND
   DISCONTINUED OPERATIONS.........................................          26,454         19,298          13,523

GAIN/(LOSS) ON EXTINGUISHMENT OF DEBT..............................           1,520         (1,546)              -

LOSS ON SALE OF REAL ESTATE........................................               -           (609)            (63)

EQUITY IN INCOME OF JOINT VENTURES.................................             549            473               5

MINORITY INTEREST IN EARNINGS OF CONSOLIDATED SUBSIDIARY...........            (101)          (99)               -
                                                                       ------------   ------------    ------------
INCOME BEFORE INCOME TAXES, MINORITY INTEREST IN CEFUS AND
   DISCONTINUED OPERATIONS..........................................         28,422         17,517          13,465
                                                                       ------------   ------------    ------------
INCOME TAX BENEFIT/(EXPENSE).......................................
   Current..........................................................              -            593             (23)
   Deferred.........................................................              -            374          (1,071)
                                                                       ------------   ------------    ------------
     Total income tax benefit/(expense)............................               -            967          (1,094)
                                                                       ------------   ------------    ------------
INCOME BEFORE MINORITY INTEREST IN CEFUS AND DISCONTINUED OPERATIONS         28,422         18,484          12,371

MINORITY INTEREST IN CEFUS..........................................              -         (1,627)          (603)
                                                                       ------------   ------------    ------------
INCOME FROM CONTINUING OPERATIONS..................................          28,422         16,857          11,768
                                                                       ------------   ------------    ------------
DISCONTINUED OPERATIONS
   Income from rental properties sold or held for sale.............           2,248          1,864             787
   Gain on disposal of real estate.................................           9,264              -               -
                                                                       ------------   ------------    ------------
     Total income from discontinued operations.....................          11,512          1,864             787
                                                                       ------------   ------------    ------------
NET INCOME.........................................................    $     39,934   $     18,721    $     12,555
                                                                       ============   ============    ============
                                                                                                        (continued)

EQUITY ONE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000
(In thousands, except per share amounts)

                                                                          2002            2001            2000
                                                                       ------------   ------------    ------------
EARNINGS PER SHARE:

BASIC EARNINGS PER SHARE
   Income from continuing operations................................   $       0.87   $       0.75    $       0.82
   Income from discontinued operations..............................           0.35           0.08            0.06
                                                                       ------------   ------------    ------------

     Total basic earnings per share.................................   $       1.22   $       0.83    $       0.88
                                                                       ============   ============    ============
NUMBER OF SHARES USED IN COMPUTING
   BASIC EARNINGS PER SHARE.........................................         32,662         22,414          14,285
                                                                       ============   ============    ============
DILUTED EARNINGS PER SHARE
   Income from continuing operations................................   $       0.86   $       0.75        $   0.82
   Income from discontinued operations..............................           0.34           0.08            0.05
                                                                       ------------   ------------    ------------
     Total diluted earnings per share...............................   $       1.20   $       0.83        $   0.87
                                                                       ============   ============    ============
NUMBER OF SHARES USED IN COMPUTING
   DILUTED EARNINGS PER SHARE.......................................         33,443         23,037          14,504
                                                                       ============   ============    ============
                                                                                                        (Concluded)

See accompanying notes to the consolidated financial statements.

EQUITY ONE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000
(In thousands, except per share amounts)

                                                                             2002            2001             2000
                                                                         -----------     ------------     ------------
NET INCOME............................................................     $  39,934       $  18,721        $  12,555
                                                                         -----------     ------------     ------------
OTHER COMPREHENSIVE (LOSS) INCOME:
   Net unrealized holding (loss) gain on securities available for sale           (12)            310              208
   Reclassified adjustment for gains included in net income...........             -             (33)               -
                                                                         -----------     ------------     ------------
   TOTAL...............................................................          (12)            277              208
                                                                         -----------     ------------     ------------

COMPREHENSIVE INCOME..................................................     $  39,922       $  18,998        $  12,763
                                                                         ===========     ============     ============

See accompanying notes to the consolidated financial statements.

EQUITY ONE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000
(In thousands, except per share amounts)


                                                                               Accumu-
                                                                               lated          Unamor-        Notes
                                                    Equity                     Other           tized        Receivable
                                      Addit-       Related to                  Compre-       Restricted      from the       Total
                                       ional         Step                      hensive         Stock        Issuance of     Stock-
                           Common     Paid-In       Acquisi-     Retained      (Loss)/        Compen-         Common       holders'
                            Stock     Capital        tion        Earnings      Income          sation          Stock        Equity
                          -------    ---------    ----------    ----------    ----------    ----------     -----------    ----------
BALANCE,
JANUARY 1, 2000.......   $    113    $  89,990    $        -    $   2,390      $   (519)     $      -      $     (545)    $ 91,429

 Issuance of common stock      15       15,530             -            -             -          (809)              -       14,736

 Equity related to step
  acquisition.........          -            -        82,123            -             -             -                       82,123

 Stock issuance cost..          -         (152)            -            -             -             -               -         (152)

 Net income...........          -            -             -       12,555             -             -               -       12,555

 Dividends paid......           -            -             -      (13,236)            -             -               -      (13,236)

 Net unrealized holding
  gain on securities
  available for sale            -            -             -            -           208             -               -          208
                          -------    ---------    ----------    ---------     ----------    ----------     -----------    ---------

BALANCE,
DECEMBER 31, 2000             128      105,368        82,123        1,709          (311)         (809)           (545)     187,663

Issuance of common stock:
  CEFUS transaction...        105      120,540       (82,123)           -             -             -               -       38,522
  UIRT transaction....         29       31,450             -            -             -             -               -       31,479
  Alony Hetz..........         20       21,187             -            -             -             -               -       21,207
  Other issuances.....          6        6,550             -            -             -        (1,027)         (5,033)         496

Stock issuance cost...          -       (1,476)            -            -             -             -               -       (1,476)

Net income............          -            -             -       18,721             -             -               -       18,721

Dividends paid........          -            -             -      (18,622)            -             -               -      (18,622)

Net unrealized holding
  gain on securities
  available for sale..          -            -             -            -           277             -               -          277
                          -------    ---------    ----------    ---------    ----------    ----------     -----------    ---------

BALANCE,
DECEMBER 31, 2001             288      283,619             -        1,808           (34)       (1,836)         (5,578)     278,267


 Issuance of common stock      57       73,359             -            -             -        (2,539)         (1,534)      69,343

 Stock issuance cost..          -       (1,528)            -            -             -             -               -       (1,528)

 Net income...........          -            -             -       39,934             -             -               -       39,934

 Dividends paid.......          -            -             -      (35,773)            -             -               -      (35,773)

 Net unrealized holding
  loss on securities
  available for sale .          -            -             -            -           (12)            -               -          (12)
                         --------    ---------    ----------    ---------    ----------    ----------     -----------    ---------

BALANCE,
DECEMBER 31, 2002....    $    345    $ 355,450    $        -    $   5,969    $      (46)    $  (4,375)     $   (7,112)   $ 350,231
                         ========    =========    ==========    =========    ==========    ==========     ===========    =========

See accompanying notes to the consolidated financial statements.

EQUITY ONE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000
(In thousands, except per share amounts)

                                                                             2002             2001             2000
                                                                           ---------       ----------       ----------
OPERATING ACTIVITIES:
Net income............................................................     $  39,934        $  18,721        $  12,555
 Adjustments to reconcile net income to net cash provided by operating activities:..............................................
     Rental property depreciation and amortization....................        13,533           11,440            6,517
     Amortization of deferred financing fees..........................           884            1,128              258
     Depreciation and amortization included in discontinued operations           497              358              146
     Provision for losses on accounts receivable......................           524              322              261
     (Gain) loss on disposal of real estate...........................        (9,264)             609               63
     Gain on securities available for sale............................           (14)               -                -
     (Gain) loss on debt extinguishment...............................        (1,520)           1,546                -
     Equity in income of joint ventures...............................          (549)            (473)              (5)
     Minority interest in earnings of consolidated subsidiary.........           101               99                -
     Minority interest in CEFUS.......................................             -            1,627              603
     Deferred income tax (benefit) expense............................             -             (374)           1,071
Changes in assets and liabilities:
      Accounts and other receivables..................................        (2,618)           1,757            1,455
      Deposits........................................................          (487)          (2,975)            (115)
      Other assets....................................................          (730)           1,907              943
      Accounts payable and accrued expenses...........................         4,127           (7,389)          (4,061)
      Tenants' security deposits......................................           252              206              202
      Other liabilities...............................................           943             (295)             400
                                                                           ---------       ----------       ----------
Net cash provided by operating activities.............................        45,613           28,214           20,293
                                                                           ---------       ----------       ----------
INVESTING ACTIVITIES:
   Additions to and purchase of rental property.......................       (85,554)         (37,409)         (11,944)
   Proceeds from disposal of rental property..........................        27,195           22,276                -
   Proceeds from sales of joint venture interest......................             -            6,630                -
   Increase in deferred leasing expenses..............................        (1,660)            (378)            (514)
   Increase in cash held in escrow....................................        (4,218)            (402)               -
   Distributions received from joint ventures.........................           871              287            2,057
   Proceeds from repayments of notes receivable.......................         5,068            2,643                -
   Sale of securities available for sale..............................           762                -               23
   Cash used in the purchase of UIRT..................................             -          (36,294)               -
   Cash acquired in acquisitions......................................             -                -            1,995
   Due to (from) affiliates...........................................             -              212           (3,296)
                                                                           ---------       ----------       ----------
      Net cash used in investing activities...........................       (57,536)         (42,435)         (11,679)
                                                                           ---------       ----------       ----------
FINANCING ACTIVITIES:
   Repayments of mortgage notes payable...............................       (43,156)         (66,210)         (13,229)
   Borrowings under mortgage notes payable............................        31,947           64,884           26,366
   Decrease (increase) in restricted cash.............................             -            4,273           (4,273)
   Net (repayments) borrowings under revolving credit facilities......        (4,409)           9,210          (15,232)
   Increase in deferred financing expenses............................        (1,058)            (540)            (190)
   Advances to affiliates.............................................             -                -           (1,490)
   Proceeds from stock subscription and issuance of common stock......        67,982           21,366           14,736
   Stock issuance costs...............................................        (1,471)          (1,476)            (152)
   Cash dividends paid to stockholders................................       (35,773)         (18,622)         (13,236)
   Distributions to minority interest.................................          (101)            (105)               6
                                                                          ----------       ----------       ----------
Net cash provided by (used in) financing activities...................        13,961           12,780           (6,694)
                                                                          ----------       ----------       ----------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                           2,038           (1,441)           1,920

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                                     906            2,347              427
                                                                          ----------       ----------       ----------
CASH AND CASH EQUIVALENTS, END OF YEAR                                     $   2,944          $   906         $  2,347
                                                                          ==========       ==========       ==========
                                                                                                            (Continued)

EQUITY ONE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000
(In thousands, except per share amounts)

                                                                              2002            2001             2000
                                                                          ----------      -----------      -----------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
   Cash paid for interest, net of amount capitalized.................      $  22,772       $   20,457       $   12,216
                                                                          ==========      ===========      ===========

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:

Unrealized (loss) gain on securities available for sale..............      $     (12)      $      277       $      208
                                                                          ==========      ===========      ===========
Issuance of restricted stock.........................................      $   3,900       $    1,525       $    1,208
                                                                          ==========      ===========      ===========
Common stock issued for notes receivable.............................      $   1,534       $    5,033
                                                                          ==========      ===========
Note receivable from sale of land....................................      $   3,900
                                                                          ==========
Sale of joint venture interest in settlement of notes receivable.....                      $    1,438
                                                                                          ===========
Issuance of CEFUS common stock in settlement of                                                     5
   affiliated debt...................................................                      $    3,345
                                                                                          ===========
Purchase of minority interest in CEFUS...............................                      $   40,893
                                                                                          ===========
The Company acquired all the outstanding capital
   stock of UIRT for $67,773, including transaction costs:

     Fair value of assets acquired...................................                        $147,640
     Liabilities assumed.............................................                         (79,867)
     Common stock issued.............................................                         (31,479)
                                                                                          -----------
     Cash paid for acquisition, including transaction costs..........                        $ 36,294
                                                                                          ===========

The Company acquired 68.07% of the outstanding capital stock of CEFUS:

     Fair value of assets acquired...................................                                       $  315,195
     Liabilities assumed.............................................                                         (198,480)
     Minority interest...............................................                                          (34,592)
                                                                                                           -----------
     Equity related to step acquisition..............................                                       $   82,123
                                                                                                           ===========
Acquisition of rental property.......................................                                       $    7,250
Change in minority interest..........................................                                           (2,880)
                                                                                                           -----------
Assumption of mortgage note payable..................................                                       $    4,370
                                                                                                           ===========

See accompanying notes to the consolidated financial statements.                                            (Concluded)

EQUITY ONE, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2002, 2001, AND 2000
(In thousands, except per share amounts)
----------------------------------------

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

General

     Equity One, Inc. operates as a self-managed real estate investment trust ("REIT") that principally acquires, renovates, develops and manages community and neighborhood shopping centers located predominately in high growth markets in the southern United States. These shopping centers are primarily anchored by supermarkets or other necessity-oriented retailers such as drugstores or discount retail stores.

     The consolidated financial statements include the accounts of Equity One, Inc. and its wholly-owned subsidiaries and those partnerships where the
     Company has financial and operating control. Equity One, Inc. and subsidiaries are hereinafter referred to as "the consolidated companies" or "the Company." The Company has a 50% investment in three joint ventures and a 50.1% interest in one joint venture for which it does not have financial or operating control and accordingly uses the equity method of accounting for these joint ventures. All significant intercompany transactions and balances have been eliminated in consolidation.

     As of December 31, 2002, the Company owned a total of 88 properties, encompassing 55 supermarket-anchored shopping centers, nine drug store-anchored shopping centers, 19 other retail-anchored shopping centers, one self-storage facility and four retail developments, as well as non-controlling interests in four joint ventures which own and operate commercial real estate properties.

     On September 20, 2001, the Company completed the acquisition of Centrefund Realty (U.S.) Corporation ("CEFUS") from First Capital Realty Inc. ("FCR"), formerly known as Centrefund Realty Corporation, for approximately $281,000 (including assumed debt). As provided for in the stock exchange agreement, the Company issued 10,500 shares of its common stock to subsidiaries of FCR and assumed approximately $149,021 of CEFUS's outstanding debt. The acquisition of CEFUS was partially accounted for on a "push-down" basis and partially in a manner similar to a pooling of interests, due to the acquisition by Gazit Globe (1982) Ltd., the Company's majority shareholder, of a 68.07% controlling interest in Centrefund Realty Corporation on August 18, 2000.

     To reflect the events of August 18, 2000, the Company recorded equity related to step acquisition in the consolidated financial statements equivalent to 68.07% of the value of the consideration paid to subsidiaries of FCR (the "Equity Related to Step Acquisition"). In addition, the Company recorded a minority interest equivalent to 31.93% of the value of the net assets acquired on August 18, 2000 (the "31.93% Minority Interest"), which was eliminated on September 20, 2001 when the acquisition of CEFUS was completed.

     The results for the year ended December 31, 2000 were restated to incorporate the results of CEFUS for the period from August 18, 2000 to December 31, 2000. The results for the year ended December 31, 2001 were adjusted to incorporate the results of CEFUS for the period January 1, 2001 to September 19, 2001. The restatement consolidates the operations of the Company and CEFUS between August 18, 2000 and September 19, 2001, subject to a 31.93% minority interest in

     CEFUS (the "CEFUS Accounting Treatment"). During the period from August 18, 2000 to September 19, 2001, CEFUS operated under the control of FCR as a subchapter C-corporation under the Internal Revenue Code (the "Code") and recorded current and deferred income taxes in connection with its operations. Effective September 20, 2001, the Company no longer recorded any provision for income taxes consistent with the acquisition of 100% of CEFUS, and the Company's intent to operate CEFUS as a qualified REIT subsidiary. In addition, with the September 20, 2001 acquisition of 100% of CEFUS, the Company has eliminated the Equity Related to Step Acquisition, the 31.93% Minority Interest and the deferred income tax assets, and has recorded in their place the issuance of 10,500 shares of the Company's common stock.

     On September 21, 2001, the Company completed the acquisition of United Investors Realty Trust ("UIRT"), a Texas-based REIT, for $147,640 (including assumed debt). As a result of the transaction with UIRT, the Company issued 2,896 shares of its common stock, paid $36,294 in cash consideration to former UIRT shareholders including transaction costs and assumed approximately $79,867 of UIRT's outstanding debt. The acquisition of UIRT was accounted for using the purchase method and the results of UIRT are included in the Company's consolidated financial statements from the date of its acquisition.

Rental Property

     Income producing property is stated at cost and includes all costs related to acquisition, development and construction, including tenant improvements, interest incurred during development, costs of predevelopment and certain direct and indirect costs of development. Costs incurred during the predevelopment stage are capitalized once management has identified a site, determined that the project is feasible and it is probable that the Company is able to proceed with the project. Expenditures for ordinary maintenance and repairs are expensed to operations as they are incurred. Significant renovations and improvements, which improve or extend the useful life of assets, are capitalized.

     Income producing properties are individually evaluated for impairment when various conditions exist that may indicate that it is probable that the sum of expected future cash flows (on an undiscounted basis) from a property are less than its historical net cost basis. Upon determination that a permanent impairment has occurred, the Company records an impairment charge equal to the excess of historical cost basis over fair value. In addition, the Company writes off costs related to predevelopment projects when it determines that it will no longer pursue the project.

     Depreciation expense is computed using the straight-line method over the estimated useful lives of the assets, as follows:

           Buildings                      30-40 years
           Building improvements          5-20 years
           Tenant improvements            Over the term of the related lease
           Equipment                      5-7 years

Land Held for Development

     Land held for development is stated at cost. Interest, real estate taxes and other costs directly related to the properties and projects under development are capitalized until the property is ready for its intended use. Similar costs related to properties not under development are expensed as incurred.

Long-Lived Assets
     Long-lived assets, such as property, land held for development, certain identifiable intangibles, and goodwill related to those assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that it is probable that the sum of expected undiscounted cash flows of the related operations are less than historical net cost basis. These factors, along with plans with respect to the operations, are considered in assessing the recoverability of long-lived assets. If the Company determines that the carrying amount is impaired, the long-lived assets are written down to their fair value with a corresponding charge to earnings. During the periods presented, no such impairment was incurred.

Cash and Cash Equivalents

     The Company considers highly liquid investments with an initial maturity of three months or less to be cash equivalents.

Cash Held in Escrow

     Escrowed cash consists of cash being held in anticipation of the execution of tax-free exchanges under Section 1031 of the Internal Revenue Code.

Investment Securities

     As of December 31, 2002 and 2001, all of the securities are classified as securities available for sale and are carried at fair value. Unrealized gains and losses are reported as a separate component of stockholders' equity in accumulated other comprehensive income or loss until realized.

Deposits

     Deposits are composed of funds held by various institutions for future payments of property taxes, insurance and improvements, utility and other service deposits.

Deferred Expenses

     Deferred expenses consist of loan origination fees, other fees directly related to rental property financing with third parties and leasing costs. The loan costs are amortized over the term of the loan, which approximates the effective interest method. The leasing costs are being amortized using the straight-line method over the term of the leases.

Goodwill

     Goodwill has been recorded to reflect the excess of cost over the fair value of net assets acquired in various acquisitions. The Company adopted Statement of Financial Accounting Standard ("SFAS") No. 142 on January 1, 2002 and no longer amortizes goodwill. The Company will perform annual impairment tests and has performed impairment tests of the goodwill and other intangible assets as of January 1, 2002 and November 30, 2002 and determined that the assets are not impaired. For the years ended December 31, 2001 and 2000, goodwill amortization was $69 and $50, respectively.

Minority Interest

     On January 1, 1999, Equity One (Walden Woods) Inc., a wholly-owned subsidiary, entered into a limited partnership as a general partner. An income producing shopping center ("Walden Woods Village") was contributed by its owners (the "Minority Partners"), and the Company contributed 93,656 shares of common stock (the "Walden Woods Shares") to the limited partnership at an agreed-upon price of $10.30 per share. Based on this per share price and the net value of property contributed by the Minority Partners, each of the partners received 93,656 limited partnership units.

     The Company has entered into a Redemption Agreement with the Minority Partners whereby the Minority Partners can request that the Company purchase either their limited partnership units or any shares of common stock which they received in exchange for their partnership units at a price of $10.30 per unit or per share no earlier than two years nor later than fifteen years after the exchange date of January 1, 1999. As a result of the Redemption Agreement, the Company has consolidated the accounts of the partnership with the Company's financial data. In addition, under the terms of the limited partnership agreement, the Minority Partners do not have an interest in the Walden Woods Shares except to the extent of dividends. Accordingly, a preference in earnings has been allocated to the Minority Partners to the extent of the dividends declared. The Walden Woods Shares are not considered outstanding in the consolidated financial statements, and are excluded from the share count in the calculation of primary earnings per share.

     On December 5, 2000, Equity One (North Port), Inc., a wholly-owned subsidiary, entered into a limited partnership (the "Shoppes of North Port, Ltd.") as a general partner. An income producing shopping center ("Shoppes of North Port") was contributed by its owners (the "North Port Minority Partners") and the Company contributed an income producing property to a limited liability company wholly owned by the Shoppes of North Port, Ltd. Both the North Port Minority Partners and the general partner were issued partnership operating units ("OPU") based on the net value of the properties contributed. The North Port Minority Partners received 261,850 OPU which can be redeemed for the Company's common stock on a one-for-one basis or cash at an agreed upon price of $11.00 per share no earlier than December 10, 2001, nor later than three and one half years thereafter. As a result of the Redemption Agreement, the Company has consolidated the accounts of the partnership with the Company's financial data. The North Port Minority Partners are to receive a preferred quarterly distribution equal to a 9.0% annual return on their initial capital contribution. This amount is reflected as interest expense in the consolidated financial statements.

Rental Income

     Rental income comprises minimum rents, expense reimbursements and percentage rent payments. Rental income is recognized as earned. Expense reimbursements are recognized in the period that the applicable costs are incurred. The Company accounts for these leases as operating leases as the Company has retained substantially all risks and benefits of property ownership. Percentage rent is recognized when the tenant's reported sales have reached certain levels specified in the respective lease.

Management Fees

     Management   fees  consist  of  fees  earned  in  connection  with  certain third-party leasing activities and other third-party management activities. Management fees are recognized when earned.

Income Taxes

     The Company elected to be taxed as a real estate investment trust (REIT) under the Code, commencing with its taxable year ended December 31, 1995. To qualify as a REIT, the Company must meet a number of organizational and operational requirements, including a requirement that it currently distribute at least 90% of its REIT taxable income to its stockholders. It is management's current intention to adhere to these requirements and maintain the Company's REIT status. As a REIT, the Company generally will not be subject to corporate level federal income tax on taxable income it distributes currently to its stockholders. If the Company fails to qualify as a REIT in any taxable year, it will be subject to federal income taxes at regular corporate rates (including any applicable alternative minimum tax) and may not be able to qualify as a REIT for four subsequent taxable years. Even if the Company qualifies for taxation as a REIT, the Company may be subject to certain state and local taxes on its income and property, and to federal income and excise taxes on its undistributed taxable income.

     During the period from August 18, 2000 to September 19, 2001, CEFUS, a wholly owned subsidiary of FCR, was taxed as a Corporation and accordingly recorded current and deferred income taxes. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of the assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. These taxes are reflected in the accompanying consolidated financial statements as current and deferred components of the income tax benefit/expense. In addition, certain corporate tax attributes will carry over to the Company as a result of this transaction (for example, net operating losses, alternative minimum tax credit carry- forwards, etc.). Net operating losses available to the Company are estimated to be approximately $11,973, but their utilization is limited subject to the provisions of the Code Sections 381 and 382.

     As a result of the acquisition of CEFUS, Code Section 1374 imposes a tax on the net built-in gain of C corporation (i.e. CEFUS) assets that become assets of a REIT (i.e. the Company) in a carryover-basis transaction. The estimated net built-in gain at the date of acquisition is approximately $29,974. In lieu of the tax imposed on the transferor C corporation (i.e. CEFUS), the Company can elect to be subject to a Ten-Year Rule, which defers and eliminates recognition of the built-in gain tax liability if the assets subject to the tax are not disposed of within ten years from the date of the acquisition. In addition to the Ten-Year Rule, the Company has the ability to utilize like-kind exchanges, carry-over C corporation tax attributes, and other tax planning strategies to mitigate the potential recognition of built-in gain tax.

Segment Information

     The Company operates in one reportable segment as an owner and operator of commercial rental properties. As of December 31, 2002, rental operations are provided to tenants through the Company's properties located primarily in Florida and Texas. Each of these properties provides management with monthly financial statements. All of the properties have been aggregated into one reporting segment due to their similar tenant and operating characteristics.

Use of Estimates

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

New Accounting Pronouncements

     In June 2001, Financial Accounting Standards Board ("FASB") approved the issuance of SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets. These standards established accounting and reporting for business combinations. SFAS No. 141 requires all business combinations entered into subsequent to June 30, 2001 to be accounted for using the purchase method of accounting. SFAS No. 142 provides that goodwill and other intangible assets with indefinite lives will not be amortized, but will be tested for impairment at least annually. The Company adopted SFAS No. 142 on January 1, 2002 and no longer amortizes goodwill. The Company has performed an impairment test of the goodwill and other intangible assets as of January 1, 2002 and November 30, 2002 and has determined that the assets are not impaired. For the years ended December 31, 2001 and 2000, goodwill amortization was $69 and $50, respectively.

     In August 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which supersedes, but does not replace, SFAS No. 121, Accounting for the Impairment of Long-Lived Assets to be Disposed Of, as well as other earlier related pronouncements, either in whole or in part. SFAS No. 144 is effective for financial statements issued for fiscal years beginning after December 15, 2001 and interim periods within those fiscal years, although earlier application is encouraged. The Company adopted SFAS No. 144 effective January 1, 2002 and has reflected the operations of property held for sale and disposed of properties as discontinued operations, along with any gain on dispositions.

     In April 2002, the FASB issued SFAS No. 145, Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections which rescinds FASB Statement No. 4, Reporting Gains and Losses from Extinguishment of Debt, and an amendment of that Statement, FASB Statement No. 64, Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements. It also rescinds FASB Statement No. 44, Accounting for Intangible Assets or Motor Carriers, and amends FASB Statement No. 13, Accounting for Leases. Finally SFAS No. 145 amends other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. The provisions related to the rescission of FASB Statement No. 4 and its amendment Statement No. 64 are effective for fiscal years beginning after May 15, 2002. The Company adopted SFAS No. 145 as of July 2002, and no longer reflects gains (losses) from extinguishment of debt as extra ordinary income.

     In June 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. This Statement requires recording costs associated with exit or disposal activities at their fair values when a liability has been incurred. Under previous guidance, certain exit costs were accrued upon management's commitment to an exit plan, which is generally before an actual liability has been incurred. Adoption of this Statement is to be applied prospectively to exit or disposal activities initiated after December 31, 2002. The adoption of this statement is not expected to have a material impact on the Company's financial statements.

     In November 2002, FASB issued FASB Interpretation No. 45 ("FIN 45"), Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantee's of Indebtedness of Other's (an interpretation of FASB Statements No. 5, 57 and 107 and rescission of FASB Interpretation No. 34). FIN 45 clarifies the requirements of FASB Statement No. 5, Accounting for Contingencies. It requires that upon issuance of a guarantee, the guarantor must recognize a liability for the fair value of the obligation it assumes under that guarantee regardless of whether or not the guarantor receives separate identifiable consideration (i.e., a premium). We have adopted the new disclosure requirements, which are effective beginning with 2002 calendar year-end financials. FIN 45's provisions for initial recognition and measurement are effective on a prospective basis to guarantees issued or modified after December 31, 2002. The adoption of FIN 45 is not expected to have a material impact on the Company's financial statements.

     In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation-Transition and Disclosure. This Statement provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation and amends the disclosure requirement of SFAS No. 123, Accounting for Stock-Based Compensation, to require prominent disclosure in both annual and interim financial statements about the effect of the method used on reported results. SFAS No. 148 is effective for financial statements issued for fiscal years ending after December 15, 2002 and, as it relates to Opinion No. 28, Interim Financial Reporting, the interim periods beginning after December 15, 2002, although earlier application is encouraged. The Company applies the intrinsic value method as prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations in measuring stock-based compensation. The Company has adopted the disclosure requirements of SFAS No. 148 in its financial statements for 2002.

     In January 2003, FASB issued FASB Interpretation No. 46, Consolidation of Variable Interest Entities ("FIN 46"), an interpretation of ABR 51. FIN 46 provides guidance on identifying entities for which control is achieved through means other than through voting rights, variable interest entities ("VIE"), and how to determine when and which business enterprises should consolidate the VIE. In addition, FIN 46 requires both the primary beneficiary and all other enterprises with a significant variable interest in a VIE to make additional disclosures. The transitional disclosure requirements will take effect almost immediately and are required for all financial statements initially issued after January 31, 2003. The consolidated provisions of FIN 46 are effective immediately for variable interests in VIEs created after January 31, 2003. For variable interests in VIEs created before February 1, 2003, the provisions of FIN 46 are effective for the first interim period beginning after June 15, 2003. The adoption of FIN 46 is not expected to have a material impact on the Company's financial statements.

Fair Value of Financial Instruments

     The estimated fair values of financial instruments have been determined by the Company using available market information and appropriate valuation methods. Considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methods may have a material effect on the estimated fair value amounts. The Company has used the following market assumptions and/or estimation methods:

     Cash and Cash Equivalents and Accounts and Other Receivables - The carrying amounts reported in the balance sheets for these financial instruments approximate fair value because of their short maturities.

     Securities Available for Sale - Fair values are based on quoted market prices, dealer quotes, and independent pricing services.

     Notes Receivable - The fair value is estimated by using the current interest rates at which similar loans would be made. The carrying amounts reported in the balance sheets approximate fair value.

     Mortgage Loans Payable - The estimated fair value at December 31, 2002 and 2001 was $373,166 and $325,489, respectively, calculated based on the net present value of payments over the term of the loans using estimated market rates for similar mortgage loans.

     Revolving Credit Facilities - The fair value is estimated by using the current rates at which similar loans would be made. The carrying amounts reported in the balance sheets approximate fair value.

Reclassifications

     Certain prior year amounts have been reclassified to conform with the 2002 financial presentation.

2.   ACCOUNTS AND OTHER RECEIVABLES

       Composition in the consolidated balance sheets:
                                                                                           December 31,
                                                                                      -----------------------
                                                                                        2002           2001
                                                                                      ---------     ---------
       Tenants.................................................................         $ 6,568       $ 5,211
       Other...................................................................           1,104           810
       Allowance for doubtful accounts.........................................            (619)         (759)
                                                                                      ---------      --------
       Total accounts and other receivables....................................         $ 7,053       $ 5,262
                                                                                      =========      ========

3.   NOTES RECEIVABLE

       Composition in the consolidated balance sheets:
                                                                                           December 31,
                                                                                      -----------------------
                                                                                        2002           2001
                                                                                      ---------     ---------
       Mortgage notes  receivable,  bearing interest at 8% to 9% per annum, due
          from July 2003 to March 2006.........................................         $ 5,406       $ 6,471
       Loan  receivable  from a partner in a joint venture to fund  development activities,  bearing  interest at the  Company's  cost of funds up to
          10% per annum, due upon refinancing or sale of the property..........           2,601         2,940
       Other...................................................................             421           286
                                                                                      ---------      --------
       Total notes receivable..................................................         $ 8,428       $ 9,697
                                                                                      =========      ========

4.   INVESTMENTS IN AND ADVANCES TO JOINT VENTURES

     A summary of the Company's investments in and advances to joint ventures at December 31, 2002 and 2001 is as follows (all investments in unconsolidated entities are accounted for under the equity method):

                                                                       December 31       December 31,
     Entity                   Location                 Ownership           2002              2001
-----------------------    ---------------------    --------------    -------------    ---------------
PG Partners               Palm Beach Gardens, FL         50.0%           $ 2,823            $ 2,937
Parcel F, LLC             Palm Beach Gardens, FL         50.0%               228                228
Oak Square JV             Gainesville, FL                50.0%             1,243              1,452
CDG (Park Place) LLC      Plano, TX                      50.1%             3,126              3,125
                                                                      -------------    ---------------

  Investments in and advances to joint ventures                           $7,420             $7,742
                                                                      =============    ===============

     A summary of unaudited financial information for all four joint ventures being reported on the equity method of accounting is as follows:

                                                                    As of                As of
                                                              December 31, 2002     December 31, 2001
                                                            --------------------   -------------------
          Assets:
              Rental properties, net....................              $   47,309            $   47,771
              Cash and cash equivalents.................                     690                   368
              Other assets..............................                   1,170                   888
                                                            --------------------   -------------------
              Total assets..............................              $   49,169            $   49,027
                                                            ====================   ===================

          Liabilities and Ventures' Equity:
              Mortgage notes............................              $   44,625            $   43,816
              Other liabilities.........................                     651                 1,018
              Ventures' equity..........................                   3,893                 4,193
                                                            --------------------   -------------------
              Total ....................................              $   49,169            $   49,027
                                                            ====================   ===================

     The  Company's   investments  in  joint   ventures,   as  reported  on  its
     consolidated balance sheets, differ from its proportionate share of the joint ventures' underlying net assets due to basis differentials.

     This basis differential of approximately $5,000 as of December 31, 2002 and 2001 is being depreciated over the useful lives of the related assets.

     As of December 31, 2002, the Company has guaranteed a mortgage note payable of $15,000 for one of its joint ventures.

                                                                                   Year Ended
                                                                               December 31, 2002
                                                                -------------------------------------------------
           Condensed Statements of Operations                       2002              2001              2000
                                                                --------------    --------------    -------------
           Revenues:
               Rental revenues................................        $  7,176          $  6,376           $  943
               Other revenues.................................              12               125               18
                                                                --------------    --------------    -------------
                 Total revenues...............................           7,188             6,501              961
                                                                --------------    --------------    -------------
           Expenses:
               Operating expenses.............................           1,742             1,399              241
               Interest expense...............................           2,932             3,285              567
               Depreciation...................................           1,291               579              100
               Other expense..................................             125               250               43
                                                                --------------    --------------    -------------
                 Total expense................................           6,090             5,513              951
                                                                --------------    --------------    -------------
           Net income.....................................            $  1,098          $    988           $   10
                                                                ==============    ==============    =============
           The Company's equity in income of joint ventures
              reported in:

                Continuing operations......................           $    549          $    473           $    5
                                                                ==============    ==============    =============
                Discontinued operations....................           $      -          $     21           $    -
                                                                ==============    ==============    =============

     Significant accounting policies used by the unconsolidated joint ventures are similar to those used by the Company.

5.   NOTES PAYABLE

      Composition in the consolidated balance sheets:
                                                                                            December 31,
                                                                             ----------------- --- ----------------
                                                                                    2002                 2001
                                                                             -----------------     ----------------
      Fixed rate mortgage loans
      Various mortgage notes payable secured by rental properties, bearing interest at 5.07% to 9.25% per annum, maturing from
         February 2005 through November 2018..............................          $ 307,508             $296,887
      Variable rate mortgage loans
      Mortgage note payable secured by rental properties, bearing interest of LIBOR plus 1.50% (the interest rate at December 31,
         2002 was 3.32%), maturing February 2004..........................             24,635               48,160
                                                                             -----------------     ----------------
      Total mortgage notes payable........................................            332,143              345,047
                                                                             -----------------     ----------------
      Revolving credit facilities
      Line of credit of $10,403, with a bank, bearing interest at LIBOR plus 2.25% maturing May 2003. The credit agreement is secured by
         various rental properties........................................                  -                1,409
      Line of credit of $30,000 with a bank, bearing interest at LIBOR plus 1.25%, maturing March 2003.  The credit agreement is
         secured by various rental properties.............................                  -               26,000
       Line of credit of $41,300 with a bank, bearing interest at LIBOR plus 1.25%, maturing February 2005.  The credit agreement is
         secured by various rental properties.............................             23,000                    -
                                                                             -----------------     ----------------
      Total revolving credit facilities...................................             23,000               27,409
                                                                             -----------------     ----------------
      Total notes payable.................................................          $ 355,143            $ 372,456
                                                                             =================     ================

     Principal maturities (including scheduled amortization payments) of the notes payable as of December 31, 2002 are as follows:

                         Year ending
                        December 31,                     Amount
                 -------------------------       ----------------

                 2003.....................              $  6,288
                 2004.....................                31,397
                 2005.....................                49,720
                 2006.....................                33,448
                 2007.....................                 9,719
                 Thereafter...............               224,571
                                                 ----------------
                 Total....................             $ 355,143
                                                 ================

     Certain of the mortgages on the Company's properties involving an aggregate principal amount of approximately $50,000 contain prohibitions on transfers of ownership which may have been violated by the Company's previous issuances of common stock or in connection with past acquisitions and may be violated by transactions involving the Company's capital stock in the future. If a violation were established, it could serve as a basis for a lender to accelerate amounts due under the affected mortgage. The Company is in the process of obtaining the necessary consents from the lenders. Based on discussions with various lenders to date, current credit market conditions and other factors, the Company believes that such consents will be obtained or that the mortgages would not be accelerated. Accordingly, the Company believes that the ultimate outcome of this matter will not have a material impact on the Company's results of operations, financial condition or cash flows.

     The Company intends to monitor and manage interest rate costs on its variable rate debt. The Company may, from time to time, enter into interest rate hedge agreements to manage interest costs and risk associated with changing interest rates. There were no rate hedge agreements outstanding as of December 31, 2002 and 2001.

     Interest costs incurred were $25,955, $24,345 and $14,988 in the years ended December 31, 2002, 2001 and 2000, respectively, of which $2,375, $2,102 and $2,181 were capitalized in the years ended December 31, 2002, 2001 and 2000, respectively.

6.   DEBT EXTINGUISHMENT

     The Company settled an outstanding mortgage note payable at less than face value during 2002 and recognized a gain of $1,520 on an early extinguishment of debt. During 2001, the Company prepaid a mortgage and incurred a loss of $1,546 on an early extinguishment of debt. The Company has adopted SFAS No. 145, Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections, and no longer reflects gains and losses on extinguishment of debt as extraordinary income.

7. DISPOSITIONS

     The Company has adopted SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, effective January 1, 2002, and has included the operations of properties sold and held for sale, as well as the gain on sale of sold properties identified for sale on or after January 1, 2002, as discontinued operations for all periods presented. The Company expects to reclassify historical operating results whenever necessary in order to comply with the requirements of SFAS No. 144.

     The following table reflects properties being reported in discontinued operations for the years ended December 31, 2002, 2001 and 2000:

                                                                                        Square Feet/        Gross Sales
       Property                                Location              Date Sold           Acres (ac)            Price
       ------------------------------    ----------------------    ---------------    -----------------    ------------
       Equity One Office                 Miami Beach, FL           February                 28,780            $ 6,050
       Olive land                        Miami, FL                 February                 6.79ac              1,900
       Benbrook                          Fort Worth, TX            February                247,422              2,590
       Montclair apartments              Miami Beach, FL           June                      9,375              2,450
       Shoppess of Westburry             Miami, FL                 July                     33,706              5,220
       Forest Edge                       Orlando, FL               July                     68,631              3,475
       Northwest Crossing                Dallas, TX                September                33,366              2,350
       McMinn Plaza                      Athens, TN                November                107,200              6,200
       Woodforest                        Houston, TX               December                 12,741              1,850
                                                                                                           ----------
                                                                                                              $32,085
                                                                                                           ==========

     During January 2003, Lowe's home improvement centers indicated its binding intent to exercise its option to purchase its ground lease in April 2003 at the Pompano Beach, Florida location. This property has a gross leaseable area of 81,000 square feet and a net book value of $2,903.

     As of December 31, 2001, a retail property and an office building were classified as property held for sale and were subsequently sold in 2002. These properties have an aggregate gross leasable area of 276 square feet and an aggregate net book value of $3,549.

8.   ACQUISITIONS

       The following table reflects properties acquired since January 1, 2002:

                                                                                   SquareFeet/
       Property                        Location               Date Purchased       Acres (ac)          Purchase Price
       ------------------------     ----------------------    ---------------    -----------------    ----------------
       Eckerd                       Melbourne, FL              February                10,908               $  2,479
       Eckerd                       Leesburg, FL               February                12,739                  3,677
       Coral Way S.E.               Miami, FL                  February                 8.9ac                  2,000
       Olive land                   Miami, FL                  February                6.79ac                  1,000
       Homestead retail land        Homestead, FL              May                     12.1ac                  1,800
       Blanco Village               San Antonio, TX            May                    108,325                 18,800
       Meadows                      Miami, FL                  May                     75,524                  8,925
       Salerno Village              Stuart, FL                 May                     58,804                  2,600
       Eastwood                     Orlando, FL                June                    69,037                  8,630
       Shoppes of Ibis              West Palm Beach, FL        July                    79,420                  9,250
       Forestwood                   Houston, TX                December                88,760                 10,355
                                                                                                   ------------------
                                                                                                            $ 69,516
                                                                                                   ==================

9.    Stockholders' Equity and earnings per share

     The following table reflects the change in number of shares of common stock outstanding for the year ended December 31, 2002:

                                                                Common          Options
                                                                 Stock         Exercised         Total
                                                              ------------    ------------    ------------
            Board of Directors/Corporate Secretary.........             13*              5             18
            Officers.......................................            253*            161            414
            Employees......................................              7*              8             15
            Security offerings.............................          4,138               -          4,138
            Dividend Reinvestment and Stock Purchase Plan..          1,174               -          1,174
                                                              ------------    ------------    ------------
                   Total...................................          5,585             174          5,759
                                                              ============    ============    ============

           * Reflects shares of "restricted stock" which are subject to forfeiture and vest over a period of two to five years.

     On March 27, 2002, the Company completed a public offering of 3,450 shares of our common stock at a per share price of $13.25.

     On January 18, 2002, the Company sold 688 unregistered shares of our common stock to a limited number of accredited investors. In connection with this private placement, the Company sold an aggregate of 344 shares of common stock at a price of $12.80 per share to unaffiliated investors and 344 shares of our common stock at a price of $13.05 per share to investors that are affiliates, resulting in aggregate net proceeds of approximately $8,900.

     The following table reports dividends paid for the twelve months ended December 31, 2002 and 2001:

                          2002                                                   2001
   --------------------------------------------------     ---------------------------------------------------
   Date                      Per Share        Amount              Date               Per Share        Amount
  --------------------    --------------   ----------     --------------------    --------------   ----------
   March 28.............      $ 0.27        $   8,015       March 30...........       $ 0.26        $   3,342
   June 28..............      $ 0.27            9,124       June 29............       $ 0.26            3,359
   September 30.........      $ 0.27            9,298       September 28.......       $ 0.27            4,151
   December 31..........      $ 0.27            9,336       December 31........       $ 0.27            7,770
                                           ------------                                           -----------

       Total                                $  35,773            Total                              $  18,622
                                           ============                                           ===========


     The following is a reconciliation of the amounts of net income and shares of common stock used in calculating basic and diluted per-share income ("EPS") for the years ended December 31, 2002, 2001 and 2000:

                                                               For the Year Ended December 31, 2002
                                                       ---------------------------------------------------
                                                          Income             Shares             Per Share
                                                        (Numerator)       (Denominator)          Amount
                                                       ------------       -------------      -------------
      Net Income                                        $    39,934
                                                       ============
      Basic EPS
      Income attributable to common stockholders.....   $    39,934              32,662          $    1.22
                                                       ------------        ------------      =============
      Effect of Dilutive Securities
      Walden Woods Village, Ltd......................           101                  94
      Unvested restricted stock......................             -                 298
      Converted partnership units....................           259                 262
      Stock options..................................             -                 127
                                                       ------------        ------------
                                                                360                 781
                                                       ------------        ------------
      Diluted EPS
      Income attributable to common stockholders
         assuming conversions........................   $    40,294              33,443          $    1.20
                                                       ============        ============      =============

                                                            For the Year Ended December 31, 2001
                                                       ---------------------------------------------------
                                                         Income             Shares             Per Share
                                                        (Numerator)       (Denominator)          Amount
                                                       ------------       -------------      -------------
Net Income                                              $    18,721
                                                       ============
Basic EPS
Income attributable to common stockholders.....         $    18,721              22,414          $    0.83
                                                       ------------        ------------      =============
Effect of Dilutive Securities
Walden Woods Village, Ltd......................                  99                  94
Unvested restricted stock......................                   -                 192
Converted partnership units....................                 259                 262
Stock options..................................                   -                  75
                                                       ------------        ------------

                                                                358                 623
                                                       ------------        ------------
Diluted EPS
Income attributable to common stockholders
   assuming conversions..............................   $    19,079              23,037      $        0.83
                                                       ============        ============      =============


     Options to purchase 30 shares of common stock at $12.38 per share were outstanding at December 31, 2001 but were not included in the computation of diluted EPS because the option price was greater than the average market price of common shares.

                                                            For the Year Ended December 31, 2000
                                                       ---------------------------------------------------
                                                         Income             Shares             Per Share
                                                        (Numerator)       (Denominator)          Amount
                                                       ------------       -------------      -------------
Net Income                                              $    12,555
                                                       ============
Basic EPS
Income attributable to common stockholders.....         $    12,555              14,285          $    0.88
                                                       ------------        ------------      =============
Effect of Dilutive Securities
Walden Woods Village, Ltd......................                   -                  94
Unvested restricted stock......................                   -                 122
Converted partnership units....................                  20                   3
                                                       ------------        ------------

                                                                 20                 219
                                                       ------------        ------------
Diluted EPS
Income attributable to common stockholders
    assuming conversions.............................   $    12,575              14,504          $    0.87
                                                       ============        ============      =============

     Options to purchase 953 shares of common stock from $9.90 to $12.38 per share were outstanding at December 31, 2000 but were not included in the computation of diluted EPS because the option prices were greater than the average market price of common shares.

     For the years ended December 31, 2001 and 2000, basic and diluted earnings per share have been adjusted so that the weighted average number of shares used in those calculations include the effect of the assumed issuance on August 18, 2000 of 68.07% of the 10,500 shares which were issued in connection with the CEFUS acquisition on September 20, 2001. This adjustment is in accordance with the CEFUS Accounting Treatment described in Note 1.

10.  BENEFIT PLANS

     Stock-Based Compensation

     On October 23, 1996, the Company adopted the Equity One, Inc. 1995 Stock Option Plan (the "Plan"), which was amended December 10, 1998. The purpose of the Plan is to further the growth of the Company by offering incentives to directors, officers and other key employees of the Company, and to increase the interest of these employees in the Company through additional ownership of its common stock. The effective date of the Plan was January 1, 1996. The maximum number of shares of common stock as to which options may be granted under this Plan is 1,000 shares, which is reduced each year by the required or discretionary grant of options. The term of each option is determined by the Compensation Committee of the Company (the "Committee"), but in no event can longer than ten years from the date of the grant. The vesting of the options is determined by the Committee, in its sole and absolute discretion, at the date of grant of the option.

     On June 23, 2000, the Company, with shareholder approval, adopted the Equity One 2000 Executive Incentive Compensation Plan (the "2000 Plan"). The terms of the 2000 Plan provide for grants of stock options, stock appreciation rights ("SARs"), restricted stock, deferred stock, other stock-related awards and performance or annual incentive awards that may be settled in cash, stock or other property. The persons eligible to receive an award under the 2000 Plan are the officers, directors, employees and independent contractors of the Company and its subsidiaries.

     During the term of the 2000 Plan, as amended by the shareholders on May 24, 2002, the total number of shares of Common Stock that may be issuable under the 2000 Plan is 2,500 shares, plus (i) the number of shares with respect to which options previously granted under the 1995 Stock

     Option Plan terminate without being exercised, and (ii) the number of shares that are surrendered in payment of the exercise price for any awards or any tax withholding requirements.

     The Company applies the intrinsic value method as prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations in measuring stock-based compensation, including options. Accordingly, no compensation expense has been recognized for options granted under either of the Plans as no grants were made at less than market value. Had compensation expense been determined based upon the fair value at the grant date for awards under the Plan consistent with SFAS No. 123, Accounting for Stock-Based Compensation, the Company's net income and earnings per share on a pro forma basis would have been:

                                                                             Year Ended December 31,
                                                                --------------------------------------------------
                                                                     2002              2001              2000
                                                                ---------------    --------------    -------------
         Net income                        As reported........         $39,934           $18,721          $12,555
                                           Pro forma..........          39,191            18,483           11,820

         Basic earnings per share          As reported........           $1.22             $0.83            $0.88
                                           Pro forma..........            1.20              0.82             0.83

         Diluted earnings per              As reported........           $1.20             $0.83            $0.87
           share                           Pro forma..........            1.18              0.82             0.82


     The fair value of each option grant was estimated on the grant date using the Black-Scholes option-pricing model with the following assumptions for the years ended December 31, 2002, 2001 and 2000:

                                                      2002                  2001                 2000
                                               -------------------    -----------------    ------------------
         Dividend Yield..................             7.9%                  7.5%                 10.6%
         Risk-free interest rate.........             4.3%              4.3% - 5.1%           5.3% - 6.0%
         Expected option life (years)....              10                    7                     7
         Expected volatility.............             24%                   25%                   17%


     In accordance with SFAS No. 123, the following is a summary of the Company's stock option activity for the years ended December 31, 2002, 2001 and 2000:

                                         2002                          2001                           2000
                               --------------------------    -------------------------   --------------------------
                                              Weighted                      Weighted                      Weighted
                                               Average                       Average                       Average
                                 Stock         Exercise        Stock        Exercise        Stock         Exercise
                                Options         Price         Options        Price         Options         Price
                               -----------    -----------    ---------    -----------    -----------    -----------
      Outstanding at the               625      $   10.12          953      $   10.08            737      $   10.45
        beginning of year
     Granted.............              509          13.25          175          10.00            332           9.95
     Forfeited...........                -              -            -              -           (116)         12.05
     Exercised...........             (174)         10.15         (503)         10.00              -              -
                               -----------    -----------    ---------    -----------    -----------    -----------
     Outstanding at the
       end of year.......              960      $   11.78          625      $   10.12            953      $   10.08
                               ===========    ===========    =========    ===========    ===========    ===========
     Exercisable,
       end of year.......              541      $   11.78          325      $   10.23            716      $   10.08
                               ===========    ===========    =========    ===========    ===========    ===========
     Weighted average
       fair value of
       options granted
       during the year...                       $    1.69                   $    2.39                     $    0.92
                                              ===========                  ==========                   ===========


     The following table summarizes information about outstanding stock options as of December 31, 2002:

                                   Options Outstanding                             Options Exercisable
          ----------------------------------------------------------------------   -------------------
                                                               Weighted Average
                                                                   Remaining
                                               Number          Contractual Life          Number
                Exercise Price              Outstanding           (in years)           Exercisable
          ----------------------------     -------------       -----------------      --------------
                       $  9.90                      88                  6.7                    44
                        $10.00                     298                  6.7                   167
                        $10.44                      50                  6.7                    37
                        $12.38                      15                  4.0                    15
                        $13.25                     506                  9.6                   278
                        $13.44                       3                  9.6                     -
                                           -------------                              --------------
                                                   960                                        541
                                           =============                              ==============


     Restricted Stock Grants

     The Company grants restricted stock to its officers, directors, and other employees. Vesting periods for the restricted stock are determined by the Company's Compensation Committee. As of December 31, 2002, the Company had 330 shares of non-vested restricted stock grants outstanding. The vesting of the 330 shares is as follows:

                  Year Ending December 31,     Number of Shares
               ---------------------------   -------------------
                 2003....................              135
                 2004....................               75
                 2005....................               43
                 2006....................               39
                 2007....................               38
                                             -------------------
                 Total                                 330
                                             ===================

      401(k) Plan

     The Company has a 401(k) defined contribution plan (the "401(k) Plan") covering substantially all of the officers and employees of the Company which permits participants to defer up to a maximum of 15% of their compensation. The Company matches 50% of the employees' contribution up to a maximum of 3% of an employees' annual compensation. Employees' contributions vest immediately and the Company's matching contributions vest pro rata over three years. The Company's contributions to the 401(k) Plan for the year ended December 31, 2002, 2001 and 2000 (inception) were $67, $49 and $10, respectively. The 401(k) Plan invests the Company's matching contributions by purchasing publicly traded shares of the Company's common stock.

11. FUTURE MINIMUM RENTAL INCOME, COMMITMENTS AND CONTINGENT LIABILITIES

     Future  minimum  rental  income  under   noncancelable   operating   leases
     approximates the following as of December 31, 2002:

                       Year Ending
                        December 31,           Number of Shares
                 ------------------------    -------------------

                 2003...................           $74,315
                 2004...................            64,942
                 2005...................            53,621
                 2006...................            43,740
                 2007...................            35,047
                 Thereafter.............           171,310
                                             -------------------
                 Total..................         $ 442,975
                                             ===================

     As of December 31, 2002 and 2001, the Company has pledged letters of credit for $1,128 and $2,000, respectively, as additional security for financing.

     The Company has guaranteed a mortgage note payable for one of its joint ventures of approximately $15,000.

     The Company is subject to litigation in the normal course of business, none of which as of December 31, 2002 in the opinion of management will have a material adverse effect on the financial condition, results of operations, or cash flows of the Company.

12. RELATED PARTY TRANSACTIONS

     As of December 31, 2002 and 2001, the Company had outstanding loans to various executives in connection with their exercises of options to purchase shares of the Company's common stock. The notes bear interest at rates ranging from 5% to 6.35%. Interest is payable quarterly and the entire principal is due between 2006 and 2009. Investment income earned on the loans was $337 and $97 for the years ended December 31, 2002 and 2001, respectively.

     On January 18, 2002, the Company sold 688 unregistered shares of common stock to a limited number of accredited investors. In connection with this private placement, the Company sold an aggregate of 344 shares of common stock at a price of $12.80 per share to unaffiliated investors and 344 shares of common stock at a price of $13.05 per share to investors that are affiliates, resulting in aggregate net proceeds of approximately $8,900.

13.  SUBSEQUENT EVENTS

     On February 12, 2003, the Company completed a statutory merger with IRT Property Company ("IRT"). In connection with the merger, the Company acquired 92 properties that comprise an aggregate of approximately 10,000 square feet of gross leasable area. The aggregate purchase price for the acquisition was approximately $762,000 (including transaction costs and assumed debt), consisting of approximately $181,200 in cash, issuance of approximately 17,500 shares of the Company's common stock valued at approximately $231,700 and assumption of approximately $337,300 of outstanding debt and other liabilities.

     The cash portion of the purchase price was partially financed by proceeds of $93,200 from a private placement offering of 6,911 shares of the Company's common stock at a price of $13.50 per share. The balance of the cash consideration was funded from a new revolving credit facility.

     On February 7, 2003, the Company entered into a $340,000 unsecured revolving credit facility. The facility has an initial term of three years with a one-year extension option, and bears interest of LIBOR plus 0.65% to 1.35%, depending on the credit ratings of the Company's senior unsecured long-term indebtedness. The Company used available funds under this credit facility to pay part of the cash consideration to be paid to the IRT shareholders, to pay transaction expenses and to repay certain outstanding indebtedness.

     After the merger, the Company's combined portfolio of neighborhood shopping centers anchored by national and regional supermarket chains and other necessity-oriented retailers such as drug stores or discount stores are located in twelve states in the southern United States. After giving effect to the merger, as of December 31, 2002, the Company's portfolio would have comprised 180 properties totaling approximately 18,400 square feet, and include 121 supermarket-anchored shopping centers, eleven drugstore-anchored shopping centers, 40 other retail-anchored shopping centers, one self storage facility, one industrial and six retail developments, as well as non-controlling interests in four unconsolidated joint ventures.

     The following table summarizes the estimated fair values of the assets acquired and liabilities assumed from IRT. The Company is in the process of valuing certain assets and liabilities; thus, the allocation of the purchase price is subject to refinement.

                                                                  As of
                                                             December 31, 2002
                                                            ------------------
        Rental property....................................          $ 713,871
        Cash and cash equivalents..........................             11,394
        Accounts receivable................................              4,703
        Deposits...........................................              1,009
        Other assets.......................................                107
        Costs over fair value of net assets acquired.......             31,412
                                                            ------------------
                Total assets acquired......................            762,496
                                                            ------------------
        Notes payable......................................            314,091
        Other liabilities..................................             23,241
                                                            ------------------
                Total liabilities assumed..................            337,332
                                                            ------------------
                Net assets acquired........................          $ 425,164
                                                            ==================

     Following the execution of the merger agreement with IRT in October 2002, three IRT shareholders filed three separate purported class action and derivative suits in the Superior Court of Cobb County, State of Georgia, against IRT, IRT's board of directors and the Company alleging claims of breach of fiduciary duty by the defendant directors, unjust enrichment and irreparable harm. The complaints sought declaratory relief, an order enjoining consummation of the merger, and unspecified damages. Although the Georgia court did not grant the plaintiffs the equitable relief requested and permitted the completion of the merger, two of these lawsuits, Greaves
     v. IRT Property Company, et. al. and Phillips v. IRT Property Company, et. al., are still pending and second amended complaints have been filed in each case and the other was voluntarily dismissed. Although management believes that these suits are without merit and intends to continue to defend them vigorously, there can be no assurance that the pending litigation will be resolved in the Company's favor.

14.  SUBSEQUENT DISPOSITIONS

     During the six months ended June 30, 2003, the Company sold the following properties:

                                                                      Square
                                                                    Feet/Acres       Gross Sales
     Property                  Location            Date Sold          (ac)             Price
--------------------------  --------------------  ---------------  -------------    ------------
Eckerd Leesburg             Leesburg, FL            March 2003          12,739          $  4,050
Eckerd Melbourne            Melbourne, FL           March 2003          10,908             2,715
Pompano (Lowe's)            Pompano, FL             April 2003          80,697             3,400
Oak Square Joint Venture    Gainesville, FL          June 2003               -             2,230
--------------------------  --------------------  ---------------  -------------    ------------
                                                                                        $ 12,395
                                                                                    ============

     Since the Company's financial statements for the year ended December 31, 2002 included in its Annual Report on Form 10-K will be incorporated by reference in a registration statement on Form S-3 subsequently filed with the SEC, the SEC requires the financial statements to be restated to reflect discontinued operations treatment for the properties sold during the six months ended June 30, 2003. The net income for these properties has been reclassified to discontinued operations for the years ended December 31, 2002, 2001 and 2000 to conform with the presentation in the Company's Quarterly Report on Form 10-Q for the period ended June 30, 2003.

     15.  QUARTERLY FINANCIAL DATA (unaudited)

                                                       First         Second        Third         Fourth
                                                     Quarter(1)    Quarter(1)    Quarter(1)    Quarter(1)     Total(2)
                                                     ----------    ----------    ----------    ----------     --------
        2002:
        Total revenues...........................    $   24,991    $   23,947    $   25,574    $   27,466     $101,978
          Income from continuing operations......         6,919         6,151         9,432         5,920       28,422
          Net income.............................    $   13,267    $    8,438    $   10,926    $    7,303     $ 39,934

        Basic per share data

          Income from continuing operations......    $     0.24    $     0.18    $     0.28    $     0.17     $   0.87

          Net Income.............................    $     0.45    $     0.25    $     0.32    $     0.21     $   1.22
         Diluted per share data

          Income from continuing operations......    $     0.23    $     0.18    $     0.27          0.17     $   0.86

          Net income.............................    $     0.44    $     0.25    $     0.32    $     0.21     $   1.20

        2001:
        Total revenues...........................    $   18,542    $   17,956    $   19,278    $   23,584     $ 79,360
          Income from continuing operations......         3,570         3,324         5,431         4,532       16,857
          Net income.............................    $    4,024    $    3,775    $    5,826    $    5,096     $ 18,721

        Basic per share data
          Income from continuing operations......    $     0.18    $     0.17    $     0.25    $     0.16     $   0.75
          Net income.............................    $     0.20    $     0.19    $     0.27    $     0.18     $   0.83
        Diluted per share data
          Income from continuing operations......    $     0.18    $     0.16    $     0.25    $     0.16     $   0.75
          Net income.............................    $     0.20    $     0.19    $     0.27    $     0.17     $   0.83

_____________________

(1)  Restated to reflect the reporting of discontinued operations.

(2) The sum of quarterly earnings per share amounts may differ from annual earnings per share.

                                    * * * * *

ITEM 7.  EXHIBITS



         23.1   Independent Auditors' Consent

                                   SIGNATURES



Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date:  September 19, 2003         EQUITY ONE, INC.

                                  / s / HOWARD M. SIPZNER
                                  --------------------------------------------
                                  Howard M. Sipzner
                                  Chief Financial Officer
                                 (Principal Accounting and Financial Officer)

                                INDEX TO EXHIBITS



EXHIBIT     DESCRIPTION

 23.1       Independent Auditors' Consent